                                                                    EXHIBIT 10.2


================================================================================





                                    364-DAY
                               CREDIT AGREEMENT


                          Dated as of March 19, 1999,



                                 by and among


                         MORRISON KNUDSEN CORPORATION,


               THE GUARANTORS FROM TIME TO TIME PARTIES HERETO,


                               BANK OF MONTREAL,
                           as Administrative Agent,


          BANK OF MONTREAL and NATIONSBANC MONTGOMERY SECURITIES LLC, as Lead Arrangers, Book Managers and Syndication Agents,


            BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,
                            as Documentation Agent,



                                      and


                                  the Lenders
                    which are or may become parties hereto




================================================================================

                                           TABLE OF CONTENTS

SECTION                                     DESCRIPTION                                                   PAGE
SECTION 1.          DEFINITIONS; INTERPRETATION OF AGREEMENT............................................   1

    Section 1.1.    Definitions.........................................................................   1
    Section 1.2.    Accounting Terms....................................................................  12

SECTION 2.          THE REVOLVING CREDIT................................................................  13

    Section 2.1.    General Terms.......................................................................  13
    Section 2.2.    The Loans...........................................................................  13
    Section 2.3.    Term Conversion Option..............................................................  13
    Section 2.4.    Manner of Borrowing.................................................................  13

SECTION 3.          INTEREST............................................................................  14

    Section 3.1.    Options.............................................................................  14
    Section 3.2.    Base Rate Portion...................................................................  15
    Section 3.3.    LIBOR Portions......................................................................  15
    Section 3.4.    Computation.........................................................................  15
    Section 3.5.    Manner of Rate Selection............................................................  16
    Section 3.6.    Funding Indemnity...................................................................  16
    Section 3.7.    Change of Law.......................................................................  17
    Section 3.8.    Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR.......  17
    Section 3.9.    Increased Cost and Reduced Return...................................................  17
    Section 3.10.   Lending Offices.....................................................................  18
    Section 3.11.   Discretion of Banks as to Manner of Funding.........................................  18

SECTION 4.          FEES, PAYMENTS, REDUCTIONS, APPLICATIONS, NOTATIONS AND EXTENSIONS..................  19

    Section 4.1.    Commitment Fee......................................................................  19
    Section 4.2.    Administrative Agent's Fees.........................................................  19
    Section 4.3.    Underwriting Fees...................................................................  19
    Section 4.4.    Payments............................................................................  19
    Section 4.5.    Terminations........................................................................  20
    Section 4.6.    Place and Application...............................................................  20
    Section 4.7.    Notations and Requests..............................................................  21
    Section 4.8.    Capital Adequacy....................................................................  21
    Section 4.9.    Withholding Taxes...................................................................  22
    Section 4.10.   Increase in Commitments.............................................................  23
    Section 4.11.   Extensions of Commitments...........................................................  24
    Section 4.12.   Substitution of Lenders.............................................................  24

SECTION 5.          GUARANTIES..........................................................................  25

    Section 5.1.    Guaranty............................................................................  25

SECTION 6.          REPRESENTATIONS AND WARRANTIES......................................................  25

    Section 6.1.    Organization and Power..............................................................  25
    Section 6.2.    Subsidiaries........................................................................  26
    Section 6.3.    Use of Proceeds; Regulation U.......................................................  26
    Section 6.4.    Financial Statements................................................................  27
    Section 6.5.    Litigation and Taxes................................................................  27
    Section 6.6.    Burdensome Contracts with Affiliates................................................  27
    Section 6.7.    ERISA...............................................................................  27
    Section 6.8.    Full Disclosure.....................................................................  28
    Section 6.9.    Compliance with Law.................................................................  28
    Section 6.10.   Governmental Authority and Licensing................................................  28
    Section 6.11.   Investment Company; Public Utility Holding Company..................................  29
    Section 6.12.   Year 2000 Compliance................................................................  29
    Section 6.13.   Purchase Agreement..................................................................  29
    Section 6.14.   Hazardous Materials Risk Management.................................................  30

SECTION 7.          CONDITIONS PRECEDENT................................................................  30

    Section 7.1.    All Advances........................................................................  30
    Section 7.2.    Initial Advance.....................................................................  31
    Section 7.3.    Legal Matters.......................................................................  32

SECTION 8.          COVENANTS...........................................................................  33

    Section 8.1.    Maintenance of Business.............................................................  33
    Section 8.2.    Maintenance.........................................................................  33
    Section 8.3.    Taxes...............................................................................  33
    Section 8.4.    Insurance...........................................................................  33
    Section 8.5.    Financial Reports...................................................................  34
    Section 8.6.    Compliance with Laws................................................................  35
    Section 8.7.    Nature of Business..................................................................  35
    Section 8.8.    Liens...............................................................................  36
    Section 8.9.    Indebtedness........................................................................  37
    Section 8.10.   Acquisitions, Investments, Loans, Advances and Guarantees...........................  39
    Section 8.11.   Dividends and Certain Other Restricted Payments.....................................  41
    Section 8.12.   Mergers.............................................................................  42
    Section 8.13.   Sale of Assets......................................................................  42
    Section 8.14.   Burdensome Contracts with Affiliates................................................  42
    Section 8.15.   No Change in Fiscal Year............................................................  42
    Section 8.16.   Maintenance of Material Subsidiaries................................................  42
    Section 8.17.   No Restriction on Subsidiary Dividends..............................................  43
    Section 8.18.   Year 2000 Assessment................................................................  43
    Section 8.19.   Use of Loan Proceeds................................................................  43

    Section 8.20.   Senior Debt.........................................................................  43
    Section 8.21.   Consolidated Total Indebtedness Debt/Capital Ratio..................................  43
    Section 8.22.   Leverage Ratio......................................................................  44
    Section 8.23.   Fixed Charge Coverage Ratio.........................................................  44
    Section 8.24.   Hazardous Materials Risk Management.................................................  44

SECTION 9.          EVENTS OF DEFAULT AND REMEDIES......................................................  44


SECTION 10.         THE ADMINISTRATIVE AGENT AND ISSUING BANKS..........................................  47

    Section 10.1.   Appointment and Authorization.......................................................  47
    Section 10.2.   Rights as a Lender..................................................................  48
    Section 10.3.   Standard of Care....................................................................  48
    Section 10.4.   Costs and Expenses..................................................................  49
    Section 10.5.   Indemnity...........................................................................  49
    Section 10.6.   Designation of Additional Agent.....................................................  49

SECTION 11.         GUARANTY............................................................................  49

    Section 11.1.   The Guaranty........................................................................  49
    Section 11.2.   Guarantee Unconditional.............................................................  50
    Section 11.3.   Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances.........  51
    Section 11.4.   Subrogation.........................................................................  51
    Section 11.5.   Waivers.............................................................................  51
    Section 11.6.   Limit on Recovery...................................................................  51
    Section 11.7.   Stay of Acceleration................................................................  51

SECTION 12.         MISCELLANEOUS.......................................................................  52

    Section 12.1.   Waiver of Rights....................................................................  52
    Section 12.2.   Non-Business Day....................................................................  52
    Section 12.3.   Documentary Taxes...................................................................  52
    Section 12.4.   Survival of Representations.........................................................  52
    Section 12.5.   Set-off Sharing.....................................................................  52
    Section 12.6.   Notices.............................................................................  52
    Section 12.7.   Counterparts........................................................................  53
    Section 12.8.   Successors and Assigns..............................................................  53
    Section 12.9.   Participants........................................................................  53
    Section 12.10.  Costs and Expenses..................................................................  54
    Section 12.11.  Construction........................................................................  54
    Section 12.12.  Assignments.........................................................................  54
    Section 12.13.  Amendments..........................................................................  56
    Section 12.14.  Entire Agreement....................................................................  56
    Section 12.15.  Headings............................................................................  56
    Section 12.16.  Confidentiality.....................................................................  56
    Section 12.17.  Excess Interest.....................................................................  57

    Section 12.18.  Lender's Obligations Several........................................................  57
    Section 12.19.  Governing Law.......................................................................  58
    Section 12.20.  Submission to Jurisdiction; Waiver of Jury Trial....................................  58

Signature Page..........................................................................................   1




Exhibit A            --   Aggregate Commitments
Exhibit B            --   Note
Exhibit C            --   Additional Guarantor Supplement
Exhibit D            --   Assignment and Acceptance
Schedule 1.1         --   Lines of Business
Schedule 6.2         --   Subsidiaries
Schedule 6.4         --   Contingent Liabilities
Schedule 8.8         --   Permitted Existing Liens
Schedule 8.9         --   Permitted Existing Indebtedness
Schedule 8.10(l)     --   Existing Investments in, and loans, advances and
                          guaranties relating to, Unrestricted Subsidiaries and
                          other Persons
Schedule 8.10(m)     --   Existing Investment in GESCO Subsidiaries
Schedule 8.10(n)     --   Permitted Guaranties outside of Eligible Lines of
                          Business

                           364-DAY CREDIT AGREEMENT

     This 364-Day Credit Agreement, dated as of March 19, 1999, is being entered into by and among Morrison Knudsen Corporation, a Delaware corporation (the "Company"), certain Subsidiaries of the Company from time to time becoming parties hereto, as Guarantors, Bank of Montreal, a chartered bank of Canada acting through its Chicago branch, as Administrative Agent, Bank of Montreal and NationsBanc Montgomery Securities LLC, as Lead Arrangers, Book Managers and Syndication Agents, and Bank of America National Trust and Savings Association, as Documentation Agent, and the Lenders who are or may hereafter become a party to this Agreement.

                            PRELIMINARY STATEMENTS

     A. The Company has requested, and the Lenders have agreed to extend, certain credit facilities to be made available to or for the account of the Company on the terms and conditions set forth in this Agreement.

     B. The Guarantors are Subsidiaries of the Company and will benefit directly and indirectly from the extension of such credit facilities to the Company. As a condition to extending credit to the Company under this Agreement, the Lenders have required that the Guarantors guaranty the payment of the Obligations on the terms and conditions set forth in this Agreement.

     Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.  Definitions; Interpretation of Agreement   .

   Section 1.1. Definitions. The following terms when used herein shall have the following meanings, such terms to be equally applicable to both the singular and the plural of the terms defined:

     "Acquired Assets" means the assets and property of the Government Services and Government Environmental Services businesses of CBS Corporation acquired, directly or indirectly, by the Company.

     "Acquired Business" means the entity or assets acquired by the Company or a Subsidiary in an Acquisition, whether before or after the date hereof.

     "Acquisition " means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or a Subsidiary of the Company is the surviving entity.

     "Adjusted LIBOR" means a rate per annum determined in accordance with the following formula:

                                              LIBOR
                                 --------------------------------
          Adjusted LIBOR    =    1--Eurodollar Reserve Percentage

          "LIBOR" means, with respect to an Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three
     (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the share of the LIBOR Portion scheduled to be made by the Administrative Agent as part of the relevant Borrowing.

          "Eurodollar Reserve Percentage" means, for any day during an Interest Period, the rate at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed on such day by the Board of Governors of the Federal Reserve System (or any successor) on "eurocurrency liabilities", as defined in such Board's Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Portions is determined on any category of extension of credit or other assets that includes loans by non-United States offices of any bank to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the LIBOR Portions shall be deemed to be eurocurrency liabilities as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Adjusted LIBOR shall automatically be adjusted as of the date of any change in the Eurodollar Reserve Percentage.

          "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

          "Telerate Page 3750" means the display designated as "Page 3750" on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits).

     "Administrative Agent" means Bank of Montreal, and its successors pursuant to Section 10.1 hereof.

     "Affiliate" means any Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person, (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of another Person, or (iii) more than 5% of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by another Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

     "Agreement" means this Five-Year Credit Agreement, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

     "Applicable Margin" means the rate per annum specified below for the type of Portion for which the Applicable Margin is being determined or for Letter of Credit fees or for the commitment fee (as applicable):

            (i) Level I. At any time on or after the Calculation Date, and thereafter when the Leverage Ratio is less than 1:00 to 1:00, then:

         For LIBOR Portions       For Base Rate Portion       For Commitment Fee
               1.25%                       .25%                       .20%


            (ii) Level II. At any time when the Leverage Ratio is greater than or equal to 1:00 to 1:00 but less than 2.00 to 1.00, and prior to the Calculation Date when the Leverage Ratio is less than 2.00 to 1.00 then:

         For LIBOR Portions       For Base Rate Portion       For Commitment Fee

               1.50%                       .50%                       .25%

            (iii) Level III. At any time when the Leverage Ratio is greater than or equal to 2.00 to 1.00 but less than 3.00 to 1.00, then:

         For LIBOR Portions       For Base Rate Portion       For Commitment Fee

               1.75%                       .75%                       .30%

          (iv) Level IV. At any time when the Leverage Ratio is greater than or equal to 3.00 to 1.00, then:

          For LIBOR Portions      For Base Rate Portion       For Commitment Fee

               2.00%                      1.00%                       .35%

     provided, however that the foregoing rates per annum described in this clause are subject to the following:

                  (w) the Applicable Margin for LIBOR Portions and the Base Rate Portion shall be increased by .25% for any Loans outstanding on or after the Termination Date under the Term Credit;

                  (x) the Applicable Margin shall be based on Level II from the date hereof until the first determination of the Leverage Ratio occurring after the date hereof as determined by clause (y) below;

                  (y) the Leverage Ratio shall be determined as of the last day of each fiscal quarter of the Company (i.e., the last day of each February, May, August and November), for the four fiscal quarters then ended, with any adjustment in the Applicable Margins resulting from a change in such Leverage Ratio to be effective upon the Administrative Agent's receipt of the Company's quarterly compliance certificate pursuant to Section 8.5 hereof; and

                  (z) if and so long as any Event of Default has occurred and is continuing and notice of such Event of Default is delivered to the Company by the Administrative Agent at the request of the Required Lenders, the Applicable Margins as otherwise computed hereunder shall be increased by adding the rate of 2% per annum thereto.

     "Assignment Agreements" is defined in Section 12.12 hereof.

     "Authorized Representative" means those persons shown on the list of officers provided by the Company pursuant to Section 7.2(a) hereof or on any update of any such list provided by the Company to the Administrative Agent, or any further or different officer of the Company so named by any Authorized Representative of the Company in a written notice to the Administrative Agent.

     "Base Rate" means, for any day, the greater of: (i) the rate of interest publicly announced by the Administrative Agent from time to time as its prime commercial rate for United States dollar loans made in the United States (it being understood that such rate may not be the Administrative Agent's best or lowest rate), with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate; and (ii) the sum of (x) the rates quoted to the Administrative

Agent as the prevailing rates per annum (rounded upward, if necessary, to the next higher 1/100 of 1%) bid at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day by two or more New York Federal funds dealers of recognized standing selected by the Administrative Agent for the purchase at face value of Federal funds in the secondary market in an amount comparable to the principal amount owed to the Administrative Agent for which such rate is being determined, or, if such rates are not quoted to the Administrative Agent, the rate for that day set forth opposite the caption "Federal Fund (Effective)" in the daily statistical release designated as "Composite 3:30 p.m. Quotations for U.S. Government Securities", or any successor publication, published by the Federal Reserve Bank of New York plus
(y) 1/2 of 1%, provided this clause (ii) shall be inapplicable to any Loan which is outstanding for 15 days or more (for the foregoing purpose, repayment of Loans shall be deemed applied to outstanding Loans in the same order in which they were made).

     "Base Rate Portion" is defined in Section 3.1 hereof.

     "Borrowing" means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and, if such Loans are to be part of a LIBOR Portion, for a single Interest Period.

     "Blue Diamond" means Blue Diamond Materials, Inc., a Nevada corporation.

     "Business Day" means any day other than a Saturday or Sunday on which banks are open for business in Chicago, Illinois and, when used with reference to LIBOR Portions, a day on which banks are also open for business and dealing in United States Dollar deposits in London, England.

     "Calculation Date" means the date which is the earlier of (i) twelve months after the date hereof, and (ii) nine months after the date Loans are made hereunder to fund the acquisition of the Acquired Assets after completion of the primary syndication of the credit facilities as determined by the Administrative Agent in its reasonable discretion.

     "Capital Expenditures" means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period during which, in accordance with GAAP, are or should be included as "additions to property, plant or equipment" or similar items reflected in the statement of cash flows of such Person.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commitments" means $100,000,000, as such amount may be reduced from time to time pursuant hereto or as such amount may be increased pursuant to Section
4.10 hereof. The Commitment of each Lender shall be the amount specified therefor on Exhibit A attached hereto and made part hereof (as the same shall be deemed amended after giving effect to the Assignment Agreements referred to in
Section 12.12 hereof), as reduced from time to time pursuant hereto.

     "Company" is defined in the introductory paragraph of this Agreement.

     "Consolidated Net Income" means, for any period, the gross revenues from any source of the Company and its Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income (i) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Company or another Subsidiary, (ii) the net income (or net loss) of any GESCO Subsidiary or of any other Person who is not a Subsidiary in which the Company or any of its Subsidiaries has an equity interest in, except to the extent of the amount of dividends or other distributions actually paid to the Company during such period and (iii) any after-tax extraordinary gains or losses.

     "Consolidated Net Worth" means, as of any date, consolidated net worth as computed in accordance with GAAP for the Company and its Subsidiaries on a consolidated basis.

     "Consolidated Total Capital" means, as of any time the same is to be determined, the sum of (i) Consolidated Total Indebtedness at such time and (ii) Consolidated Net Worth at such time.

     "Consolidated Total Indebtedness" means and includes (but without duplication) all obligations of the Company and each of its Subsidiaries of the following types, all determined on a consolidated basis for the Company and its Subsidiaries determined in accordance with GAAP: (i) obligations (whether recourse or nonrecourse) for borrowed money or for the deferred purchase price of, or which have been incurred in connection with the acquisition of, property or assets other than current accounts payable, (ii) obligations of the type described in clause (i) secured by any lien or other charge upon property or assets owned by the Company or any Subsidiary, even though neither the Company nor any Subsidiary has assumed or become liable for the payment of such obligations, (iii) obligations payable over a period in excess of one year to purchase any property or to obtain the services of another Person if the contract requires that payment for such property or services be made regardless of whether such property is delivered or such services are performed other than employment agreements for management personnel, consulting agreements and contracts for construction services or supplies entered into in the ordinary course of business of the Company and its Subsidiaries, (iv) capitalized lease obligations, (v) obligations in respect of financial letters of credit, and (vi) all liabilities referred to in clauses (i), (ii), (iii), (iv) and (v) above which are directly or indirectly guaranteed by the Company or any Subsidiary or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; provided, however, Consolidated Total Indebtedness shall not include any such obligations of the GESCO Subsidiaries except to the extent the Company or another Subsidiary is liable thereon (whether as a guarantor or otherwise).

     "Default" means any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

     "Documentation Agent" means Bank of America National Trust and Savings Association, and any other Lender, or affiliate thereof, so designated by the Administrative Agent pursuant to Section 10.6 hereof.

     "Earnings Before Interest, Taxes, Depreciation and Amortization" means, with reference to any period, Consolidated Net Income for such period plus all amounts deducted in arriving at such Consolidated Net Income in respect of (i) Interest Expense, (ii) taxes imposed on or measured by income or excess profits, and (iii) all charges for depreciation of fixed assets and amortization of intangibles of the Company and its Subsidiaries; provided, however, that amounts added back to Consolidated Net Income and referred to in clauses (i)-(iii) above shall be computed exclusive of any such amounts related to the GESCO Subsidiaries.

     "Eligible Lines of Business" means the general nature of the business and activities engaged in by the Company and its Subsidiaries (which exist as Subsidiaries of the Company on the date of this Agreement and after giving effect to the acquisition of the Acquired Assets) on the date of this Agreement, and shall, in any event, include businesses and activities consisting of engineering and construction, earthmoving, mining, equipment leasing to Affiliates of such Person, activities directly relating to the application of CF Systems Corporation's extraction technologies to food processing, environmental remediation (exclusive of owning a treatment, storage, or disposal facility for solid, special, nuclear or hazardous waste), industrial maintenance, site and infrastructure development, and manufacturing construction materials all as more fully described on Schedule 1.1 hereof.

     "Event of Default" means any of the events specified in Section 9.1 hereof.

     "Federal Funds Rate" means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate.

     "Fee and Structuring Letter" means that certain letter agreement dated March 4, 1999, among the Company, the Administration Agent, the Lead Arrangers, Book Managers, and Syndication Agents, and the Documentation Agent, as the same relates to the amount and payment of the underwriting, acceptance, and ticking fees provided for therein and the rights of the Administrative Agent and Documentation Agent to adjust the pricing and structure of the credit facilities provided for herein in connection with the syndication thereof.

     "Five-Year Credit Agreement" means that certain Five-Year Credit Agreement dated of even date herewith by and among the Company, the guarantors from time to time party thereto, Bank of Montreal, as administrative agent, Bank of Montreal and NationsBanc Montgomery Securities LLC, as lead arrangers, book managers and syndication agents, Bank of America National Trust and Savings Association, as documentation agent, and the lenders which are or become party thereto.

     "Fixed Charges" means, with reference to any period, the sum of (i) the aggregate amount of payments required to be made by the Company and its Subsidiaries within 12 months of the last day of such period in respect of principal on all indebtedness for borrowed money (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise, but excluding all payments of principal due under this Agreement), plus (ii) Interest Expense for such period.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

     "GESCO Subsidiaries" means the Subsidiaries formed and/or acquired by the Company to hold and/or operate the Acquired Assets or any part thereof, including, without limitation, Westinghouse Government Services Company LLC and Westinghouse Government Environmental Services Company LLC.

     "Guaranteed Obligations" is defined in Section 11.1 hereof.

     "Guarantor" and "Guarantors" each is defined in Section 5.1 hereof.

     "Hazardous Materials" means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant, or material which is hazardous, toxic, explosive, or radioactive, and includes, without limitation, (i) asbestos, polychlorinated biphenyls, petroleum, and nuclear materials and (ii) any material classified or regulated as "hazardous" or "toxic" or words of like import pursuant to health, safety, and environmental laws and regulations.

     "Hazardous Materials Liability" means any liability arising from the handling or use of, or any abatement, removal, corrective or response action with respect to, any Hazardous Materials or for any damage to persons or property resulting from the radioactive, toxic, explosive or other hazardous properties of nuclear materials, or arising from any health, safety, or environmental laws or regulations relating thereto.

     "Hostile Acquisition" means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and as to which such approval has not been withdrawn.

     "ICC" means Industrial Construction Corp., a Montana corporation.

     "Interest Expense" means, with reference to any period, all interest charges (including amortization of debt discount and expense and imputed interest on leases with an original term of one year or more) accrued for such period, whether or not paid, all as computed on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP.

     "Interest Period" means, with respect to any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending one (1), two (2), three (3) or six
(6) months thereafter as selected by the

Company in its notice as provided herein, or such other period of not less than 10 days and not more than 12 months as agreed to at the time by the Company, the Administrative Agent and each of the Lenders; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

          (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

          (ii) no Interest Period may extend beyond the final maturity date of the Notes;

          (iii) the interest rate to be applicable to each LIBOR Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof; and

          (iv) no Interest Period may be selected if after giving effect thereto the Company will be unable to make a principal payment scheduled to be made during such Interest Period without paying part of a LIBOR Portion on a date other than the last day of the Interest Period applicable thereto.

     For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

     "Lead Arrangers, Book Managers, and Syndication Agents" means Bank of Montreal and NationsBanc Montgomery Securities LLC, and any other Lender, or affiliate thereof, so designated by the Administrative Agent pursuant to Section
10.6 hereof.

     "Lenders" means the parties signing this Agreement as Lenders and all other banks and other financial institutions becoming parties hereto pursuant to
Section 12.12 hereof.

     "Leverage Ratio" means, as of any time the same is to be determined, the ratio of (a) Consolidated Total Indebtedness at such time to (b) Earnings Before Interest, Taxes, Depreciation and Amortization for the most recently completed four fiscal quarters of the Company then ended.

     "LIBOR Portion" is defined in Section 3.1 hereof.

     "Loan Documents" means this Agreement, the Notes, the Fee and Structuring Letter and each of the other instruments and documents to be delivered hereunder or thereunder or otherwise in connection therewith.

     "Loan" and "Loans" each is defined in Section 2.2 hereof, including Loans which remain outstanding under the Term Credit provided for in Section 2.3 hereof.

     "Material Adverse Effect" means a material adverse effect on or material adverse change in (i) the business, Property, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company or of the Company and the Guarantors, taken as a whole, to perform their obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or of the Lenders thereunder.

     "Material Foreign Subsidiary" means each Unrestricted Subsidiary (other than Blue Diamond, ICC, Pomeroy Corporation and the GESCO Subsidiaries), except to the extent it has neither (a) assets with a book value at or in excess of 5% of the Company's consolidated total assets nor (b) Earnings Before Interest, Taxes, Depreciation and Amortization attributable to such Subsidiary for the most recently completed calendar year at or in excess of 5% of Earnings Before Interest, Taxes, Depreciation and Amortization for the Company and its Subsidiaries on a consolidated basis for such year.

     "Material Subsidiary" means each Restricted Subsidiary designated as a Material Subsidiary on Schedule 6.2 hereof, and any other Restricted Subsidiary except to the extent such other Restricted Subsidiary has neither (i) assets with a book value at or in excess of 5% of the Company's consolidated total assets nor (ii) Earnings Before Interest, Taxes, Depreciation and Amortization attributable to such Subsidiary for the most recently completed calendar year at or in excess of 5% of Earnings Before Interest, Taxes, Depreciation and Amortization for the Company and its Subsidiaries on a consolidated basis for such year.

     "MK-Ohio" means Morrison Knudsen Corporation, an Ohio corporation.

     "Moody's Rating" means the rating assigned by Moody's Investors Service, Inc. to the outstanding senior unsecured non-credit-enhanced long-term indebtedness of the Company. Any reference in this Agreement to any specific rating is a reference to such rating as currently defined by Moody's Investors Service, Inc. and shall be deemed to refer to the equivalent rating if such rating system changes.

     "Non-Recourse Debt" means indebtedness of any Person which expressly provides that the source of repayment of such indebtedness is limited to the property of such Person securing such indebtedness acquired with the proceeds of such indebtedness, and that the holder of such indebtedness generally has no recourse against the obligor thereon or any other Person.

     "Note" and "Notes" each is defined in Section 2.2 hereof.

     "Obligations" means all obligations of the Company to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of the arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

     "Permitted Liens" is defined in Section 8.8 hereof.

     "Person" means any individual, trust, partnership, firm, corporation, limited liability company, association, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

     "Portion" is defined in Section 3.1 hereof.

     "Prior Credit Agreement" means that certain Credit Agreement dated as of October 8, 1996, as amended, by and among the Company, Bank of Montreal, individually and as agent, and the other lenders party thereto.

     "Required Lenders" means, as of the date of determination thereof, Lenders whose outstanding Loans and unused Commitments, if any, constitute 51% or more of the outstanding Loans and unused Commitments then outstanding.

     "Restricted Payments" is defined in Section 8.11 hereof.

     "Restricted Subsidiary" means each Subsidiary other than an Unrestricted Subsidiary.

     "Revolving Credit" means the credit facility for making Loans described in Sections 2.1-2.2 hereof.

     "S&P Rating" means the rating assigned by Standard & Poor's Ratings Services Group, a division of The McGraw-Hill Companies, Inc., to the outstanding senior unsecured non-credit-enhanced long-term indebtedness of the Company. Any reference in this Agreement to any specific rating is a reference to such rating as currently defined by Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and shall be deemed to refer to the equivalent rating if such rating system changes.

     "Subsidiary" means any corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by the Company, by one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries.

     "Term Credit" means the credit facility for Loans which remain outstanding on and after the Termination Date pursuant to the terms of Section 2.3 hereof.

     "Term Credit Final Maturity Date" means the date occurring one (1) year after the Termination Date.

     "Termination Date" means March 18, 2000, or such later date to which the same may be extended pursuant to Section 4.11 hereof, or such earlier date on which the Commitments are terminated in whole pursuant to Section 4.5, Section
9.2 or Section 9.3 hereof.

     "Unrestricted Subsidiary" means Blue Diamond, ICC, Pomeroy Corporation, the GESCO Subsidiaries and each other Subsidiary which (i) is organized under the laws of a jurisdiction other than the United States of America or any state thereof, (ii) conducts substantially all of its business outside of the United States of America, and (iii) has substantially all of its assets outside of the United States of America.

     "U.S. Dollars" and "$" each means the lawful currency of the United States of America.

     "Voting Stock" means securities of any class or classes of a Person, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors of such Person (or Persons performing similar functions).

     "Washington" means Washington Contractors Group, Inc., a Montana corporation.

     "Year 2000 Problem" means any significant risk that computer hardware, software, or equipment containing embedded microchips essential to the business or operations of the Company or any of its Subsidiaries will not, in the case of dates or time periods occurring after December 31, 1999, function at least as efficiently and reliably as in the case of times or time periods occurring before January 1, 2000, including the making of accurate leap year calculations.

     Capitalized terms defined in the other provisions of this Agreement shall have the meanings so ascribed to them in all provisions of this Agreement.

     Section 1.2. Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to the Administrative Agent pursuant to Section 8.5 shall be prepared in accordance with GAAP (as in effect at the time of such preparation) on a consistent basis. In the event any "Accounting Changes" (as defined below) shall occur and such changes affect financial covenants, standards or terms in this Agreement, then the Company, the Administrative Agent and the Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Company and its Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by the Company, the Administrative Agent and the Required Lenders, (i) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Changes had not been made and (ii) the Company shall prepare footnotes to each compliance certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). "Accounting Changes" means: (a) changes in accounting principles required by GAAP and implemented by the Company and any of its Subsidiaries; (b) changes in accounting principles recommended by certified public accountants of the Company or any of its Subsidiaries; or (c) changes in carrying value of the Company's (or any of its Subsidiaries') assets, liabilities or equity accounts resulting from the application of purchase accounting principles.

Section 2.  The Revolving Credit.

     Section 2.1. General Terms. Subject to all of the terms and conditions hereof, the Lenders agree to extend a Revolving Credit to the Company which may be availed of by the Company from time to time, be repaid and used again, during the period from the date hereof to and including the Termination Date. The Revolving Credit may be utilized by the Company in the form of Loans, all as more fully hereinafter set forth, provided that the aggregate amount of Loans outstanding at any one time shall not exceed the Commitments. The maximum amount of the Revolving Credit which each Lender agrees to extend hereunder shall be as set forth opposite its name on Exhibit A attached hereto and made a part hereof (as the same shall be deemed amended after giving effect to the Assignment Agreements referred to in Section 12.12 hereof). The obligations of the Lenders hereunder are several and not joint and no Lender shall under any circumstance be obligated to extend credit under the Revolving Credit in excess of its Commitment or its pro rata share of the credit outstanding hereunder.

     Section 2.2. The Loans. Subject to all of the terms and conditions hereof, the Revolving Credit may be availed of by the Company in the form of loans (individually a "Loan" and collectively the "Loans"). Each Borrowing shall be in a minimum amount of $1,000,000 and thereafter in integral multiples of $100,000 (with LIBOR Portions being in a minimum amount of $5,000,000 and thereafter in integral multiples of $500,000) and shall be made pro rata from the Lenders in accordance with the amounts of their Commitments. All Loans made by each Lender shall be made against and evidenced by a promissory note (individually a "Note" and collectively the "Notes") in the form (with appropriate insertions) annexed hereto as Exhibit B. Each Note shall be in the amount of the Commitment of the Lender to which it is payable and shall mature on the Termination Date.

     Section 2.3. Term Conversion Option. Subject to the terms and conditions hereof, so long as no Default or Event of Default then exists, the Company shall have the option on the Termination Date to maintain all or any part of the Loans then outstanding on a non-revolving basis through the Term Credit Final Maturity Date. The Company shall give the Administrative Agent not less than 5 Business Days prior written notice of its election to exercise the Term Credit option provided for herein, and the Administrative Agent shall thereafter promptly notify the Lenders of such election. If the Company fails to give such notice, or if a Default or Event of Default then exists, the Term Credit option shall be unavailable to the Company and all Obligations shall be due and payable in full on the Termination Date. If the Term Credit option is elected, and the conditions thereto satisfied, no new Loans shall be made after the Termination Date (at which time the Commitments of the Lenders to make new Loans shall expire) and the Loans then outstanding shall remain outstanding and evidenced by the Note through the Term Credit Final Maturity Date, at which time all Obligations shall be due and payable in full

     Section 2.4. Manner of Borrowing. The Company shall give written or telephonic notice to the Administrative Agent (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) by no later than 12:00 noon (Chicago time) on the date the Company requests that any Borrowing of Loans be made to it under the Commitments, and the Administrative Agent shall promptly notify each Lender of the Administrative Agent's receipt of each such notice. Each such notice shall specify the date of the

Borrowing of Loans requested (which must be a Business Day, and which date shall be at least three (3) Business Days subsequent to the date of such notice in the case of any Borrowing of Loans constituting a LIBOR Portion) and the amount of such Borrowing. Each Borrowing of Loans shall initially constitute part of the applicable Base Rate Portion except to the extent the Company has otherwise timely elected that such Borrowing constitute part of a LIBOR Portion as provided in Section 3 hereof. The Company agrees that the Administrative Agent may rely upon any written or telephonic notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation and, in the event any telephonic notice conflicts with the written confirmation, such telephonic notice shall govern if the Administrative Agent and the Lenders have acted in reliance thereon. The Lenders undertake to endeavor in good faith to honor on a same day basis Borrowing requests received later than 12:00 noon (Chicago time) but shall incur no liability to the Company if it is not reasonably practical for them to honor such requests on a same day basis. Not later than 1:00 p.m. (Chicago time) on the date specified for any Borrowing of Loans to be made hereunder, each Lender shall make the proceeds of its Loan comprising part of such Borrowing available to the Administrative Agent in Chicago, Illinois in immediately available funds. Subject to the provisions of Section 7 hereof, the proceeds of each Loan shall be made available to the Company at the principal office of the Administrative Agent in Chicago, Illinois, in immediately available funds, upon receipt by the Administrative Agent from each Lender of its pro rata share of such Borrowing. Unless the Administrative Agent shall have been notified by a Lender prior to 1:00 p.m. (Chicago time) on the date a Borrowing is to be made hereunder that such Lender does not intend to make its pro rata share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on such date and the Administrative Agent may (but shall not be obligated to) in reliance upon such assumption make available to the Company a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made such amount available to the Company, the Administrative Agent shall be entitled to receive such amount from such Lender forthwith upon its demand, together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Company and ending on but excluding the date the Administrative Agent recovers such amount at a rate per annum equal to (x) from the date the related payment was due to the Administrative Agent to the date two (2) Business Days after the date such payment was due, the Federal Funds Rate for such day (or in the case of a day which is not a Business Day, then for the preceding day) and (y) thereafter until payment of such amount is received by the Administrative Agent from such Lender, the Base Rate in effect for each such day.

Section 3.  Interest.

     Section 3.1.   Options. Subject to all of the terms and conditions of this
Section 3, portions of the principal indebtedness evidenced by the Notes (all of the indebtedness evidenced by the Notes bearing interest at the same rate for the same period of time being hereinafter referred to as a "Portion") shall, at the option of the Company, bear interest with reference to the Base Rate (the "Base Rate Portions") or with reference to the Adjusted LIBOR ("LIBOR Portions"), and Portions shall be convertible from time to time from one basis to the other. All of the indebtedness evidenced by the Notes which is not part of a LIBOR Portion shall constitute a single Base Rate Portion. All of the indebtedness evidenced by the Notes which bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion. Anything contained herein to the contrary notwithstanding, there shall not be more than eight (8) LIBOR Portions applicable to any Note outstanding at any one time and each Lender shall have a ratable interest in each Portion based on its Commitment percentage thereof. The Company promises to pay interest on each Portion at the rates and times specified in this Section 3.

     Section 3.2. Base Rate Portion. Each Base Rate Portion shall bear interest (which the Company promises to pay at the times herein provided) at the rate per annum determined by adding the Applicable Margin to the Base Rate as in effect from time to time. Interest on the Base Rate Portions shall be payable quarterly in arrears on the first day of each March, June, September and December in each year and at maturity of the applicable Notes, and interest after maturity shall be due and payable upon demand.

     Section 3.3. LIBOR Portions. Each LIBOR Portion shall bear interest (which the Company promises to pay at the times herein provided) for each Interest Period selected therefor at a rate per annum equal to the Adjusted LIBOR for such Interest Period plus the Applicable Margin. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and, if an Interest Period is longer than three (3) months, then at the end of each three (3) month period and at the end of such Interest Period, and interest after maturity shall be due and payable upon demand. The Company shall give written or telephonic notice to the Administrative Agent (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) on or before 12:00 noon (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Company shall notify the Administrative Agent of the new Interest Period selected therefor, and in the event the Company shall fail to so notify the Administrative Agent, such LIBOR Portion shall automatically be converted into and added to the Base Rate Portion as of and on the last day of such Interest Period. The Administrative Agent shall promptly notify each Lender of each notice received from the Company pursuant to the foregoing provisions. Anything contained herein to the contrary notwithstanding, the obligation of the Lenders to create or continue any LIBOR Portion or to convert any part of the Base Rate Portion into a LIBOR Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing, except that during the existence of a Default (but not an Event of Default) the Company may request the continuation of any LIBOR Portion into another LIBOR Portion with an Interest Period not in excess of one (1) month.


     Section 3.4. Computation. All interest on the Notes and all fees, charges and commissions due hereunder shall be computed on the basis of a year of 360 days for the actual number of days elapsed, except that interest on the Base Rate Portion shall be computed on the basis of a year of 365 or 366 days (as the case may be) for the actual number of days elapsed.

     Section 3.5. Manner of Rate Selection. The Company shall notify the Administrative Agent by 12:00 noon (Chicago time) at least 3 Business Days prior to the date upon which it requests that any LIBOR Portion be created or that any part of the Base Rate Portion be converted into a LIBOR Portion (such notice to specify in each instance the amount thereof and the Interest Period selected therefor) and the Administrative Agent shall promptly advise each Lender of each such notice. If any request is made to convert a LIBOR Portion into the Base Rate Portion, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance or conversion of Portions under this Agreement shall be irrevocable. Such requests may be written or telephonic (provided that if such notice is given by telephone, the Company shall promptly confirm such notice to the Administrative Agent in writing), and the Administrative Agent is hereby authorized to honor telephonic requests for creations, continuances and conversions received by it from any person the Administrative Agent reasonably believes to be an Authorized Representative, the Company hereby indemnifying the Administrative Agent and the Lenders from any liability or loss ensuing from so acting. The Company acknowledges that, in connection with acknowledgment agreements entered into pursuant to Section 4.10 hereof and Assignment Agreements entered into pursuant to Section 12.12(a) hereof entered into at any time prior to the earlier of (i) 30 days after the close of the primary syndication as reasonably determined and established by the Administrative Agent and (ii) six (6) months after the date hereof, any LIBOR Portions which are required to be prepaid by the Administrative Agent in connection therewith (in order for Loans and credit risks with respect to Letters of Credit then outstanding to be shared ratably by the Lenders in accordance with their adjusted Commitments) shall be accompanied by any payments required to be paid to the Lenders under Section 3.6 hereof.

     Section 3.6. Funding Indemnity. In the event any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Portion or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender, but excluding any loss of profit) as a result of:

               (a) any payment or prepayment of a LIBOR Portion on a date other than the last day of its Interest Period for any reason, whether before or after default, and whether or not such payment is required by any of the provisions of this Agreement;

               (b) any failure (because of a failure to meet the conditions of Section 7 hereof or otherwise) by the Company to create, borrow, continue or effect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Agreement hereof; or

               (c) any failure by the Company to make any payment of principal on any LIBOR Portion when due (whether by acceleration, mandatory prepayment or otherwise),

then, upon the demand of such Lender, the Company shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Company a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and such certificate shall be deemed prima facie correct.

     Section 3.7. Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time any change in applicable law or regulation or in the official interpretation thereof makes it unlawful for any Lender to make or continue to maintain LIBOR Portions or to give effect to its obligations to make LIBOR Portions available as contemplated hereby, such Lender shall promptly give notice thereof to the Company and the Administrative Agent and such Lender's obligations to make or maintain LIBOR Portions under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain LIBOR Portions. To the extent it is unlawful for any such Lender to maintain any such LIBOR Portions, the Company shall prepay on demand the outstanding principal amount of any such affected LIBOR Portions, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Company may then elect to convert the principal amount of the affected LIBOR Portion from such Lender into the Base Rate Portion from such Lender that shall not be made ratably by the Lenders but only from such affected Lender. During the period when it is unlawful for any Lender to make LIBOR Portions, Loans shall continue to be made in such a manner so that the percentage of each Lender's Commitment in use is identical, but the Lenders affected by such illegality shall make their share of each Borrowing which has been requested in the form of a LIBOR Portion available in the form of a Base Rate Portion. Each Lender agrees (to the extent consistent with its internal policies) to designate a different lending office if such designation would avoid the illegality described in this Section 3.7; provided, however, that such designation need not be made if it would result in any additional costs, expenses or risks to such Lender that are not reimbursed by the Company pursuant hereto or would, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

     Section 3.8. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any LIBOR Portion the Administrative Agent determines that deposits in United States Dollars (in the applicable amounts) are not being offered to it or to banks generally in the offshore eurodollar market for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Company and the Lenders, whereupon until the Administrative Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make any further LIBOR Portions available shall be suspended.

     Section 3.9. Increased Cost and Reduced Return. If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the official interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its lending office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

               (a) shall subject any Lender (or its lending office) to any charges of any kind (other than Withholding Taxes covered by Section 4.9 hereof) with respect to its interest in the LIBOR Portions, its Note or its obligation to make LIBOR Portions available, or shall change the basis of taxation of payments to any Lender (or its lending office) of the principal of or interest on LIBOR Portions or any other amounts due under this Agreement in respect of its LIBOR Portions or its obligation to make LIBOR Portions; or

               (b) shall impose, modify or deem applicable any reserve, special deposit or similar requirements (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its lending office) or shall impose on any Lender (or its lending office) or the offshore interbank market any other condition affecting LIBOR Portions, its Note or its obligation to make LIBOR Portions available;

and the result of any of the foregoing is to increase the cost to such Lender (or its lending office) of making or maintaining any LIBOR Portion, or to reduce the amount of any sum received or receivable by such Lender (or its lending office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Lender to be material, then, within 30 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction. A certificate of any Lender claiming compensation under this Section 3.9 and setting forth the additional amount or amounts in reasonable detail (including an explanation of the basis therefor and the computation of such amount) to be paid to it hereunder shall be deemed prima facie correct. In determining such amount, such Lender may use reasonable averaging and attribution methods. A Lender shall not be entitled to compensation under this Section 3.9 with respect to any adoption or change for any period prior to the earlier of (i) the date it notifies the Company of the adoption or change giving rise to the request for compensation or (ii) the date which is 30 days prior to the date it becomes aware of the adoption or change giving rise to the request for compensation if the Company is notified of the adoption or change prior to the lapse of such 30-day period.

     Section 3.10. Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a "lending office") or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a notice to the Company and the Administrative Agent (but such funds shall in any event be made available to the Company at the office of the Administrative Agent as herein provided for).

     Section 3.11. Discretion of Banks as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations under this Agreement (including, without limitation, calculations under Sections 3.6 and 3.9 hereof) shall be made as if each Lender had actually funded and maintained its interest in each LIBOR Portion through the purchase of deposits in the offshore interbank market having a maturity corresponding to such LIBOR Portion's Interest Period and bearing an interest rate equal to LIBOR for such Interest Period.

Section 4.  Fees, Payments, Reductions, Applications, Notations and Extensions.

     Section 4.1. Commitment Fee. For the period from the date hereof to and including the Termination Date, the Company shall pay to the Administrative Agent for the ratable account of the Lenders a commitment fee at the Applicable Margin on the average daily unused amount of the Commitments hereunder (provided that, if the average daily unused amount of the Commitments for the most recently completed three (3)-month period (or such shorter period from the date of this Agreement through the first payment date thereof) plus the daily unused amount of the commitments available under the Five-Year Credit Agreement for such period is greater than 50% of the Commitments available hereunder and the commitments available under the Five-Year Credit Agreement for such period, then such fee shall be paid at .125% plus the Applicable Margin for the commitment fee), such fee to be payable quarterly in arrears on the first day of each March, June, September and December in each year to and including, and on, the Termination Date.

     Section 4.2. Administrative Agent's Fees'. On the date hereof, and on the date occurring on each anniversary of the date hereof (excluding the Termination
Date) when any credit or commitment to extend credit is outstanding hereunder, the Company shall pay to the Administrative Agent, for its own use and benefit, such fees as set forth in the administrative agent's fee letter dated the date hereof, as such fees may be amended by the Company and the Administrative Agent from time to time.

     Section 4.3. Underwriting Fees. The Company shall pay to the Lead Arrangers, Book Managers, and Syndication Agents such underwriting, acceptance and ticking fees as set forth in the Fee and Structuring Letter.

     Section 4.4. Payments. (a) Maturity. The Company shall repay all Loans in full on the Termination Date, together with all accrued but unpaid interest thereon, provided that, if the Term Credit option provided for in Section 2.3 hereof has been selected and all conditions to the effectiveness thereof satisfied, the final maturity of the Loans shall be extended to the Term Credit Final Maturity Date at which time the Company shall repay all Loans in full together with accrued but unpaid interest thereon.

     (b) Mandatory Prepayments. In the event that at any time the aggregate amount of Loans then outstanding exceeds the Commitments then in effect, the Company shall immediately upon demand pay over the amount of the excess to the Administrative Agent to be applied against the Loans.

     (c) Optional Prepayments. The Company shall have the privilege of prepaying without premium or penalty and in whole or in part (but, if in part, then in an amount not less than $1,000,000) (or such lesser amount as will prepay the Loans in full) the Notes at any time, each such prepayment to be made by the payment of the principal amount to be prepaid, any amount due the Lenders under Section
3.6 hereof (any failure of the Administrative Agent or the Lenders to require payment of any amount due under Section 3.6 not to preclude a later demand that the amount so due be paid) and, in the case of a prepayment which prepays the Notes in full after which the Commitments are no longer outstanding, accrued interest thereon to the date fixed for prepayment.

     (d) Any amount of Loans outstanding under the Revolving Credit paid or prepaid prior to the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid, and borrowed again. No amount of Loans paid or prepaid on or after the Termination Date may be reborrowed.

     Section 4.5. Terminations. The Company shall have the privilege at any time and from time to time upon five (5) Business Days prior notice to the Administrative Agent (which shall promptly notify the Lenders) to ratably terminate the Commitments in whole or in part (but, if in part, then in a minimum amount of $1,000,000), provided that the Commitments may not be reduced to an amount less than the aggregate principal amount of Loans then outstanding (except in connection with the Term Credit election pursuant to Section 2.3 hereof). No termination of the Commitments may be reinstated unless otherwise agreed to in writing by the Lenders.

     Section 4.6. Place and Application. All payments of principal, interest and fees shall be made to the Administrative Agent at its office at 115 South LaSalle Street, Chicago, Illinois (or at such other place as the Administrative Agent may specify) in immediately available and freely transferable funds at the place of payment. All payments due from the Company hereunder shall be made without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any government or political subdivision or taxing authority thereof. Payments received by the Administrative Agent after 1:00 p.m. (Chicago time) shall be deemed received as of the opening of business on the next Business Day. Except as otherwise provided in this Agreement, all payments shall be received by the Administrative Agent for the ratable account of the Lenders, and shall be promptly distributed by the Administrative Agent ratably to the Lenders except that payments which pursuant to the terms hereof are for the use and benefit of the Administrative Agent shall be retained by it for its own account and payments received to reimburse a Lender for a fee or cost peculiar to that Lender shall be remitted to it. Unless the Company otherwise directs, principal payments on the Notes shall be first applied to the Base Rate Portion and then to the LIBOR Portions in the order in which their Interest Periods expire.

     Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the indebtedness evidenced by the Notes by the Administrative Agent or any of the Lenders after an Event of Default has occurred and is continuing shall be distributed as follows:

               (a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent in protecting, preserving or enforcing rights under the Loan Documents and in any event including all costs and expenses of a character which the Company has agreed to pay under Section
     12.10 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent); and

               (b)  second, to the remaining Obligations.

     Section 4.7. Notations and Requests. All advances made against the Notes shall be recorded by the Lenders on their books or, at their option in any instance, endorsed on the reverse side of the Notes and the unpaid principal balances so recorded or endorsed by the Lenders shall be prima facie evidence in any court or other proceeding brought to enforce the Notes of the principal amount remaining unpaid thereon. Prior to any negotiation of any Note, the Lender holding such Note shall endorse thereon the principal amount remaining unpaid thereon.

     Section 4.8. Capital Adequacy. If any Lender shall determine that any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by such Lender (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder or the Letters of Credit or credit extended by it hereunder to a level below that which such Lender could have achieved but for such law, rule, regulation, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time as specified by such Lender the Company shall pay such additional amount or amounts as will compensate such Lender for such reduction in rate of return. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder in reasonable detail shall be deemed prima facie correct. In determining such amount, such Lender may use any reasonable averaging and attribution methods. A Lender shall not be entitled to compensation under this Section with respect to any change, adoption or interpretation (a "Change") for any period prior to the earlier of (i) the date it notifies the Company of the Change or (ii) the date which 30 days prior to the date such Lender obtains actual knowledge of the Change giving rise to the request for compensation if the Company is notified of the Change prior to the lapse of such 30-day period. Each Lender and the Administrative Agent shall use reasonable efforts to minimize the cost imposed on the Company in respect of any such increased capital requirement and shall compute the assessment of any such cost related to such increased capital on a nondiscriminatory basis among the Company, on the one hand, and other borrowers to which it applies, on the other hand, and neither such Lender nor any corporation controlling such Lender nor the Administrative Agent shall be entitled to demand compensation or be compensated for any increased capital requirement from the Company hereunder in excess of the amount so computed.

     Section 4.9. Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 4.9(b) hereof, each payment by the Company under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the Company is domiciled, any jurisdiction from which the Company makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein; provided, however, that the Company shall not be required to indemnify or gross up the payments to any Lender under this Section 4.9(a) in respect of United States federal withholding tax to the extent that the obligation to indemnify or gross up such payments would not have arisen but for such Lender's failure to comply with Section 4.9(b). If any such withholding is so required, the Company shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent or any Lender pays any amount in respect of any such taxes, penalties or interest, the Company shall reimburse the Administrative Agent or such Lender for that payment on demand in the currency in which such payment was made. If the Company pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

     (b) U.S. Withholding Tax Exemptions. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company and the Administrative Agent on or before the date the initial Loans are is made hereunder or, if later, the date such financial institution becomes a Lender hereunder, two duly completed and signed copies of
(i) either Form 1001 (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) or Form 4224 (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each Lender shall submit to the Company and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Company in a written notice, directly or through the Administrative Agent, to such Lender and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Obligations. Upon the request of the Company or the Administrative Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company and the Administrative Agent a certificate to the effect that it is such a United States person.

     (c) Inability of Lender to Submit Forms. If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Company or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 4.9 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Company and Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

     Section 4.10. Increase in Commitments. At any time prior to 30 days after the close of the primary syndication as reasonably determined and established by the Administrative Agent, in the event that sufficient commitments are received from banks and other financial institutions (other than Bank of Montreal and Bank of America National Trust and Savings Association (herein, the "Initial Lenders")), such that the Initial Lenders remaining Commitments, after giving effect to the syndication of the credit facilities provided for herein, are at their desired initial hold levels, and the aggregate Commitments hereunder and commitments under the Five-Year Credit Agreement exceed $250,000,000 (such excess being referred to herein as the "Overage"), then in that event the Administrative Agent shall notify the Company of the Overage, and the Company may request that the aggregate Commitments hereunder be increased by the lesser of $20,000,000 and 40% of the Overage by offering such increase to one or more banks or other financial institutions (each such bank or financial institution being hereinafter referred to as an "Additional Lender") selected by the Company and acceptable to the Lead Arrangers, Book Managers, and Syndication Agents and the Administrative Agent. Such increase in the Commitments shall also be subject to the satisfaction of the following conditions: (a) each such increase shall be at least $2,000,000 or such greater amount which is an integral multiple $1,000,000; (b) the Administrative Agent shall have received an acknowledgement agreement providing for such increase in form and substance satisfactory to it executed by the Company, the Administrative Agent, and the relevant Additional Lender; and (c) the Administrative Agent shall have received a Note duly executed by the Company in favor of the relevant Additional Lender. Upon the satisfaction of such conditions, effective as of the date set forth above in such acknowledgement agreement, each such Additional Lender shall thereafter be a "Lender" party to this Agreement and shall be entitled to all rights, benefits and privileges afforded a Lender hereunder and subject to the obligations of a Lender hereunder to the extent of its Commitment and Exhibit A shall be deemed amended reflecting the increase in the aggregate Commitments caused by the inclusion of the Commitment of the Additional Lender. Concurrently with the effectiveness of such increase, each Additional Lender shall fund its percentage of the outstanding Loans to the Administrative Agent so that after giving effect thereto each Lender, including the Additional Lender, holds a pro rata share (in accordance with its Commitment percentage) of the outstanding Loans and the Company shall pay to each Lender all amounts due under Section 3.6 hereof as a result of any prepayment of any outstanding LIBOR Portions of the Loans.

     Section 4.11. Extensions of Commitments. Not less than 45 days nor more than 60 days prior to the Termination Date then in effect, the Company may advise the Administrative Agent in writing of its desire to extend the Termination Date for an additional 364 days from the Termination Date then in effect and the Administrative Agent shall promptly notify the Lenders of each such request. Each Lender shall notify the Administrative Agent in writing not later than 30 days before the Termination Date then in effect whether such Lender agrees to the requested extension. No Lender shall be under any obligation or commitment to extend such date and no such obligation or commitment on the part of any Lender shall be inferred from the provisions of this Section (it being understood that any Lender may accept or decline such a request in its sole discretion and on such terms as such Lender may elect). Failure on the part of any Lender to respond to such a request by the required date set forth above shall be deemed to be a denial of such request by such Lender. The requested extension shall not be granted unless Lenders holding Commitments aggregating at least 80% of the aggregate Commitments in effect at such time shall have consented in writing to such extension. If Lenders holding 100% of the aggregate Commitments consent to such extension, the Termination Date will be automatically extended for an additional 364 day period. If Lenders holding Commitments aggregating less than 100%, but equal to or greater than 80%, of the aggregate Commitments consent to such extension, the Company may elect by written notice to the Administrative Agent prior to the current Termination Date to (i) rescind the original request, in which case there shall be no extension of the Termination Date pursuant to this Section (it being understood that the Company may elect to exercise the Term Credit option in accordance with the terms and conditions of Section 2.3 hereof), (ii) continue the credit facilities provided for herein for such additional period with respect to the Commitments of the consent Lenders, with the Commitment of any Lender who has not consented to such extension (herein, a "Non-Consenting Lender") to be terminated on the current Termination Date currently in effect (at which time all Obligations of such Non-Consenting Lender shall be paid and satisfied in full by the Company), or (iii) require any such Non-Consenting Lender to transfer and assign its Commitment and its other interests, rights, and obligations under the Loan Documents to another bank or financial institution willing to provide such extended financing in accordance with
Section 4.12 hereof. The Administrative Agent shall provide prompt notice to the Company and the Lenders in writing as to whether the requested extension has been granted and, if applicable, the list of Non-Consenting Lenders. In the event the Administrative Agent requests, the Company and the Lenders shall execute and deliver such documents as the Administrative Agent may deem necessary or appropriate to reflect any such extension, and all costs and expenses incurred by the Administrative Agent in connection therewith shall be paid by the Company.

     Section 4.12.  Substitution of Lenders. Upon the receipt by the Company of
(a) a claim from any Lender for compensation under Sections 3.9, 4.8, or 4.9 hereof, (b) notice by any Lender to the Company of any illegality pursuant to
Section 3.7 hereof, or (c) notice from the Administrative Agent that a Lender or Lenders have not approved an extension of the Termination Date pursuant to
Section 4.11 hereof (any such Lender referred to in clause (a), (b), or (c) above being hereinafter referred to as an "Affected Lender"), the Company may require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights and obligations hereunder (including all of its Commitment, Loans and other amounts at any time owing to it hereunder and the other Loan Documents) to a bank or financial institution specified by the Company, provided that (i) such assignment shall not conflict with or violate any law, rule, or regulation or order of any court or other governmental authority, (ii) the Company shall have received the written consent of the Administrative Agent, which consent shall not be unreasonably withheld, to such assignment, (iii) the Company shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 3.6 hereof as if the Loans owing it were prepaid rather than assigned), other than such principal, interest and fees accrued and owing to it hereunder, and (iv) the assignment is entered into in accordance with the other requirements of Section 12.12 hereof.

Section 5.  Guaranties.

     Section 5.1. Guaranty. Payment of the Obligations hereunder and under the other Loan Documents shall at all times be jointly and severally guaranteed pursuant to Section 11 hereof by MK-Ohio and Washington and from time to time such other Restricted Subsidiaries (the "Necessary Parties") so that as of the end of each fiscal quarter of the Company the assets of the Company, MK-Ohio, Washington and the Necessary Parties are not less than 90% of the assets of the Company and all of its Restricted Subsidiaries taken as a whole at such time. The Company shall cause each Necessary Party to execute a supplement to the guaranty provided in Section 11 hereof pursuant to which such Restricted Subsidiary joins in and becomes obligated as a guarantor hereunder, which supplement shall be in the form attached hereto as Exhibit C or in such other form satisfactory to the Administrative Agent (MK-Ohio, Washington and the from time to time Necessary Parties are herein collectively referred to as the "Guarantors" and each individually as a "Guarantor"). The Company shall also cause such Guarantor to execute and deliver, at the Company's cost and expense, such other instruments, documents, certificates and opinions required by the Administrative Agent in connection therewith.

Section 6.  Representations and Warranties.

     The Company represents and warrants to the Lenders as follows:

     Section 6.1. Organization and Power. The Company is duly organized and existing under the laws of the state of its incorporation, and is duly licensed or qualified to do business in each state where the nature of the assets owned or leased by it or business conducted by it requires such licensing or qualification and in which the failure to be so licensed or qualified would have a Material Adverse Effect and has all necessary corporate power to carry on its present business. The Company has full right, power and authority to enter into this Agreement, to make the borrowings herein provided for, to issue the Notes in evidence thereof, to execute and deliver the other Loan Documents executed and delivered or to be executed and delivered by it, and to perform each and all of the matters and things herein and therein provided for. Each Guarantor has full right, power and authority to enter into the Loan Documents executed by it and to perform each and all of the matters and things therein provided for. The Loan Documents do not, nor will the performance or observance by the Company or any Subsidiary of any of the matters and things herein or therein provided for, contravene any provision of law or any charter or by-law provision of the Company or any such Subsidiary or constitutes a breach or default under any covenant, indenture or agreement of or affecting the Company or any such Subsidiary where such breach or default would have a Material Adverse Effect.

     Section 6.2. Subsidiaries. Each Subsidiary is duly organized and existing under the laws of the jurisdiction of its incorporation or organization, and is duly licensed or qualified to do business in each state or other jurisdiction where the nature of the assets owned or leased by it or business conducted by it requires such licensing or qualification and in which the failure to be so licensed or qualified would have a Material Adverse Effect and has all necessary power to carry on its present business. Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock or other equity interests and the number of shares of each class issued and outstanding, together with a designation of those Subsidiaries which are Restricted Subsidiaries (including a designation of those which are Material Subsidiaries) and those which are Unrestricted Subsidiaries. All of the outstanding shares of capital stock or other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable, and all shares of each Subsidiary indicated on Schedule 6.2 as owned by the Company or a Subsidiary are owned, beneficially and of record, by the Company or such Subsidiary free and clear of all liens, security interests, charges and encumbrances. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary, except for options granted in the ordinary course to officers and employees of non-Material Subsidiaries or of Unrestricted Subsidiaries which, as to any Subsidiary, do not, if exercised, aggregate 10% or more of the capital stock of any such Subsidiary.

     Section 6.3. Use of Proceeds; Regulation U. The Company shall use proceeds of the Loans and other extensions of credit made available hereunder solely for the purpose of refinancing existing debt of the Company and its Subsidiaries, for the acquisition of the Acquired Assets, and for its working capital and other general corporate purposes. Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stocks (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any loan or extension of credit hereunder will be used to purchase or carry any margin stock or extend credit to others for the purpose of purchasing or carrying any margin stock if as a result thereof such loan or other extension of credit would violate Regulation U or any interpretation thereof.

     Section 6.4. Financial Statements. (a) The financial statements of the Company and its Subsidiaries for the year ended November 30, 1998, including an audited consolidated balance sheet as of November 30, 1998, and an audited consolidated statement of profit and loss and statement of cash flows for the twelve months ended said date, prepared by the Company, and heretofore furnished to the Lenders, truly and accurately reflect the financial condition of the Company and its Subsidiaries taken as a whole as at said date and the results of operations and cash flows for the period covered thereby. Except as disclosed on
Schedule 6.4 hereof, the Company and its Subsidiaries have no contingent liabilities which are material to them other than as indicated on said financial statements and, since the date of such financial statements, there have been no material adverse changes in the condition, financial or otherwise, business or operations of the Company or its Subsidiaries taken as a whole.

     (b) The unaudited pro forma combined, condensed, and consolidated balance sheet and combined, condensed, and consolidated statements of operations for the Company and its Subsidiaries heretofore delivered to the Lenders fairly present (subject to the qualifications and assumptions set forth in the notes attached thereto) the combined financial condition of the Company and its Subsidiaries as at the dates thereof and for the periods covered thereby.

     Section 6.5. Litigation and Taxes. Except as disclosed on Schedule 6.4 hereof, there is no litigation or governmental proceeding pending, nor to the knowledge of the Company threatened, against the Company or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect. The income tax returns of the Company and its Subsidiaries for the taxable year ended November 30, 1998 and for all taxable years ended prior to said date, have been filed or extended with the appropriate governmental or taxing authorities, and any additional assessments in connection with any such years have been paid or the applicable statute of limitations therefor has expired. No objections to or controversies in respect of the income tax returns of the Company or any Subsidiary are pending or threatened which could reasonably be expected to result in a Material Adverse Effect. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, is or will be necessary to the valid execution, delivery or performance by the Company or any Subsidiary of any Loan Document to be executed and delivered by it.

     Section 6.6. Burdensome Contracts with Affiliates . Neither the Company nor any Subsidiary is a party to any material contracts or agreements with any of its Affiliates on terms and conditions which are materially less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

     Section 6.7. ERISA. The Company and each Subsidiary are each in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA") to the extent applicable to it and has received no notice to the contrary from the Pension Benefit Guaranty Corporation ("PBGC"), and, in the event of the Company's or any Subsidiary's partial or complete withdrawal from any pension plans or multiemployer pension plans subject to Title IV of ERISA or termination of any other pension plans subject to Title IV of ERISA, the liability of the Company and its Subsidiaries for any unfunded vested benefits thereunder could not reasonably be expected to result in a Material Adverse Effect.

     Section 6.8. Full Disclosure. The statements and information furnished to the Lenders in connection with the negotiation of this Agreement and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not, taken as a whole, contain any untrue statement of a material fact or omit a material fact necessary to make the material statements contained therein or herein not misleading, except for such thereof as were corrected in subsequent written statements furnished the Lenders (the Lenders acknowledging that as to any projections furnished to Lenders, the Company only represents that the same were prepared on the basis of information and estimates it believes to be reasonable). There is no fact peculiar to the Company or any Subsidiary which the Company has not disclosed to the Lenders in writing which materially adversely affects nor, so far as the Company now can reasonably foresee, is reasonably likely to have a Material Adverse Effect.

     Section 6.9. Compliance with Law. (a) Except as disclosed on Schedule 6.4 hereof, neither the Company nor any Subsidiary is (i) in default in any material respect with respect to any order, writ, injunction or decree of any court or
(ii) in default in any material respect under any law, ordinance, order, regulation, license or demand (including ERISA, the Occupational Safety and Health Act of 1970 and laws and regulations establishing quality criteria and standards for air, water, land and toxic waste) of any federal, state, municipal or other governmental agency, default with respect to or under which is reasonably likely to result in a Material Adverse Effect; and (b) the Company and each Subsidiary are each in compliance with all applicable state and federal environmental, health and safety statutes and regulations, including, without limitation, regulations promulgated under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. (S)(S)6901 et seq., except where failure to be in compliance is reasonably likely not to have a Material Adverse Effect, and, to the Company's knowledge, neither the Company nor any Subsidiary will have acquired, incurred or assumed, directly or indirectly, any contingent liability in connection with the release of any toxic or hazardous waste or substance into the environment which is reasonably likely to have a Material Adverse Effect. Insofar as known to the responsible officers of the Company, neither the Company nor any Subsidiary is liable, in whole or in part, for, nor are any of the assets or property of the Company or any Subsidiary subject to a lien in favor of any governmental entity for any material liability arising from or in any way relating to, the costs of cleaning up, remediating or responding a release of hazardous substances (including, without limitation, petroleum, its by-products or derivatives, or other hydrocarbons) except as specifically disclosed in the 10-K Statement of the Company dated November 30, 1998.

     Section 6.10. Governmental Authority and Licensing. The Company and its Subsidiaries have received all licenses, permits, and approvals of all Federal, state, local, and foreign governmental authorities, if any, necessary to conduct their business, in each case where the failure to obtain or maintain the same is reasonably likely to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, is reasonably likely to result in revocation or denial of any material license, permit, or approval is pending or, to the knowledge of the Company, threatened.

     Section 6.11. Investment Company; Public Utility Holding Company. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     Section 6.12. Year 2000 Compliance. The information contained in this
Section 6.12 is a YEAR 2000 READINESS DISCLOSURE. The Company (a) is conducting a comprehensive review and assessment of the computer applications of the Company and its Subsidiaries and is making inquiries of its material suppliers, service vendors (including data processors) and customers, with respect to any defect in computer software, data bases, hardware, controls and peripherals related to the occurrence of the year 2000 or the use at any time of any date which is before, on and after December 31, 1999, in connection therewith, (b) has developed a plan and timeline for addressing Year 2000 Problems on a timely basis, and (c) is implementing the plan referred to in clause (b) above in accordance with the timetable referred to therein. The completion of the inventory phase of the plan has exceeded the original target timetable; however, the Company believes that the project completion target date remains achievable. Based upon the results of its comprehensive review and assessment to date, the Company is not aware of any Year 2000 Problem that could reasonably be expected to have a Material Adverse Effect.

     Section 6.13. Purchase Agreement. The Company has entered into one or more agreements and instruments (collectively, the "Purchase Agreement") relating to its acquisition of the Acquired Assets from CBS Corporation and/or one of more of its affiliates (herein, the "Seller"), which Purchase Agreement is on terms and conditions substantially the same as disclosed to the Lenders in the Company's January 1999 Rating Agency Presentation (the "Rating Agency Presentation") or otherwise disclosed to the Lenders in writing on or prior to the date hereof. The Purchase Agreement has not been amended or modified in any material respect and no material condition to the effectiveness thereof or the obligations of the Company or the Seller thereunder has been waived except to the extent disclosed in writing to the Lenders on or prior to the date hereof. The Company has all necessary right, power, and authority to consummate the transactions contemplated by the Purchase Agreement and to perform all of its obligations thereunder. The Purchase Agreement has been duly authorized, executed, and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and the Purchase Agreement does not, nor does the observance or performance by the Company of any of the matters and things therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order, or decree binding upon the Company or any provision of the articles of incorporation or by-laws of the Company, (b) contravene or constitute a default under any covenant, indenture, or agreement of or affecting the Company or any of its Property where such contravention or default is reasonably likely to have a Material Adverse Effect, (c) result in the creation or imposition of any lien, charge, or encumbrance on any of the Company's Property. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency, or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery, or performance by the Company of the Purchase Agreement or of any other instrument or document executed and delivered in connection therewith, except for such thereof that have heretofore been obtained and remain in full force and effect and those the failure of which to obtain or make would not materially impair the ability of the Company to perform its obligations under the Purchase Agreement. The Company is not in default in any material respect of its obligations under the Purchase Agreement. Upon the funding of the purchase price under the Purchase Agreement, the Company shall have acquired the Acquired Assets free and clear of all liens, charges and encumbrances. Neither the Company nor any Subsidiary (including any GESCO Subsidiary) will incur or assume any material direct or contingent liabilities in connection with the purchase of the Acquired Assets (including, without limitation, any liabilities for environmental clean up and liabilities for unfunded pension and welfare plan obligations) except as disclosed in writing to the Lenders on or prior to the date hereof.

     Section 6.14. Hazardous Materials Risk Management. The Company and its Subsidiaries manage the risks associated with handling Hazardous Materials in the ordinary course and any Hazardous Materials Liability associated therewith in a manner consistent with prudent business practices and similar to companies similarly situated and operating like businesses, including, without limitation, protecting the Company and its Subsidiaries from potential Hazardous Materials Liability where reasonably possible and appropriate through contractual indemnifications from governmental agencies and authorities (including, without limitation, the United States Department of Energy) and other third parties, maintaining hazardous liability insurance and, with respect to Hazardous Materials Liability relating to radioactive or other nuclear materials, statutory limitations of liabilities imposed under the Price-Anderson Act, as amended.

Section 7.  CONDITIONS PRECEDENT.

     Section 7.1. All Advances. The obligation of the Lenders to make any Borrowing under the Revolving Credit (including the first advance) shall be subject to the provisions of Sections 9.2 and 9.3 hereof and shall also be subject to the satisfaction of the following conditions precedent at the time of the making of each Borrowing under the Revolving Credit:

          (a) each of the representations and warranties set forth herein and in the other Loan Documents shall be true and correct, as of the date of such advance or issuance (except that the representations and warranties made in Section 6.4 hereof shall be deemed to refer to the most recent financial statements delivered to the Lenders pursuant to Section 8.5 hereof) ;

          (b) no material adverse change shall have occurred in the financial condition, business or operations of the Company and its Subsidiaries taken as a whole; and

          (c) no Default or Event of Default shall have occurred and be continuing.

Any request made by the Company to the Administrative Agent for a Borrowing hereunder shall be deemed to constitute a representation and warranty that the foregoing statements are true and correct.

     Section 7.2. Initial Advance. At or prior to the time of the initial Borrowing under the Revolving Credit, the following conditions precedent shall also have been satisfied:

          (a) The Administrative Agent shall have received the following for the account of the Lenders (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Lenders:

               (i)  this Agreement;

               (ii)  the Notes;

               (iii) copies (executed or certified as may be appropriate) for each Lender of the Articles of Incorporation and By-laws of the Company and each Guarantor and of all legal documents or proceedings taken in connection with the execution and delivery of the Loan Documents to the extent the Administrative Agent or its counsel may reasonably request, including, without limitation, resolutions of the Board of Directors of each such corporation authorizing the execution, delivery and performance of the Loan Documents to be executed by it and certificates as to the incumbency and authority of, and setting forth a specimen signature of, each officer who is to sign any Loan Document and request extensions of credit hereunder; and

          (iv) the Administrative Agent shall have received evidence that the Company shall have received a Moody's Rating of Baa3 or higher or an S&P Rating of BBB- or higher.

          (b) The Administrative Agent shall have received good standing certificates for the Company and each Guarantor from the office of the Secretary of the State in the state of its incorporation dated as of a date no later than 30 days prior to the date hereof;

          (c) The Administrative Agent shall have received for the account of itself and the Lead Arrangers, Book Managers, and Syndication Agents and Documentation Agent the fees referred to in Sections 4.2 and 4.3 hereof;

          (d) The Administrative Agent and the Lenders shall have received such information and agreements relating to the Company's purchase of the Acquired Assets as they may reasonably request, including, without limitation, copies of all indemnity agreements being entered into in favor of the Company and relating to the Seller's and/or British Nuclear Fuels PLC's indemnification of the Company and its Subsidiaries for environmental, pension and nuclear fuel related liabilities, and the same shall be in form and substance satisfactory to the Administrative Agent;

          (e) The Administrative Agent have received pro forma financial projections for the next five years satisfactory in form and substance to the Administrative Agent;

          (f) The Prior Credit Agreement shall have been terminated and all amounts payable thereunder shall be paid in full or otherwise provided for on or prior to the date hereof; and

          (g) The Administrative Agent shall have received for the account of the Lenders such other agreements, instruments, documents, certificates and opinions as the Administrative Agent or the Required Lenders make reasonably request.

     Section 7.3. Legal Matters. Legal matters incident to the execution and delivery of the Loan Documents and the other instruments and documents contemplated hereby shall be satisfactory to the Administrative Agent and its counsel, and the Lenders shall have received the favorable written opinions of acceptable internal and outside counsel for the Company and each Guarantor currently party to the Loan Documents, in form and substance satisfactory to the Administrative Agent and its counsel, with respect to:

          (a) the due organization and existence of the Company and each Guarantor and the due licensing or qualification of the Company and each Guarantor in all jurisdictions where the nature of the assets owned or leased by them or business conducted by them requires such licensing or qualification and in which the failure to be so licensed or qualified would materially and adversely affect the business, properties or operations of the Company and its Subsidiaries taken as a whole;

          (b) the power and authority of the Company and each Guarantor to enter into the Loan Documents and to perform and observe all the matters and things herein and therein provided for and the fact that the execution and delivery of the Loan Documents will not, nor will the observance or performance of any of the matters or things therein or herein provided for, contravene any provision of law or of the charter or by-laws of the Company or any Guarantor or constitutes a material breach of or default under any provision of any material covenant, indenture or agreement binding upon the Company or any Guarantor or affecting any of their properties or assets;

          (c) the due authorization for and the validity and enforceability of the Loan Documents;

          (d) the fact that no governmental authorization or consent is required with respect to the lawful execution, delivery and performance of the Loan Documents or, if any such consent is necessary, that the same been obtained and is in full force and effect;

          (e) the lack, to the knowledge of such counsel, of any legal or administrative proceedings pending or threatened against, the Company or any Guarantor which, if adversely determined, would result in a material adverse change in the financial condition or properties, business or operations of the Company and its Subsidiaries taken as a whole; and

          (f) such other matters as the Administrative Agent or its counsel may reasonably require.

Section 8.  COVENANTS.

     The Company agrees that, so long as any credit is available to or in use by the Company hereunder, except to the extent compliance in any case or cases is waived in writing by the Required Lenders:

     Section 8.1. Maintenance of Business. The Company will, and will cause each Subsidiary to, preserve and keep in force and effect all licenses and permits necessary to the proper conduct of their respective businesses expect where the failure to do so would not result in a Material Adverse Effect.

     Section 8.2. Maintenance. The Company will, and will cause each Subsidiary to, maintain, preserve and keep their plant, properties and equipment (other than obsolete or worn out equipment held for sale or disposition) in good repair, working order and condition (ordinary wear and tear excepted) and the Company will, and will cause each Subsidiary to, from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be substantially preserved and maintained, in each case where the failure to do so is reasonably likely to have a Material Adverse Effect.

     Section 8.3. Taxes. The Company will, and will cause each Subsidiary to, duly pay and discharge all taxes, rates, assessments, fees and governmental charges upon or against any of them or against their respective Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings, in each case where the failure to do so is reasonably likely to have a Material Adverse Effect.

     Section 8.4. Insurance. The Company will, and will cause each Subsidiary to, insure and keep insured, in good and responsible insurance companies, all insurable property owned by them which is of a character usually insured by companies similarly situated and operating like properties; and the Company will, and will cause each Subsidiary to, insure such other hazards and risks (including employers' and public liability risks) in good and responsible insurance companies as and to the extent usually insured by companies similarly situated and conducting similar businesses. The Company will upon request of the Administrative Agent furnish a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

     Section 8.5. Financial Reports. The Company will, and will cause each Subsidiary to, maintain a standard and modern system of accounting in accordance with sound accounting practice and will furnish to the Lenders and their duly authorized representatives such information respecting the business and financial condition of the Company and its Subsidiaries as the Administrative Agent may reasonably request; and without any request, will furnish to the
Lenders:

          (a) within 45 days after the close of each quarterly fiscal period of the Company (except the last such period in each fiscal year), (i) a copy of the balance sheet, statement of earnings and statement of changes in cash flow of the Company and its Subsidiaries for such period, prepared on a consolidated basis in accordance with GAAP, and the notes thereto, and
     (ii) a copy of the balance sheet, statement of earnings and statement of changes in cash flows of the GESCO Subsidiaries for such period, prepared in accordance with GAAP with sufficient detail to enable the Lenders to compute the financial covenants provided for in this Agreement, all certified to by the Company's chief financial officer or such other officer of the Company reasonably acceptable to the Administrative Agent;

          (b) within 90 days after the close of each fiscal year of the Company, (i) a copy of the audit report for such year and accompanying financial statements, including balance sheet, statement of earnings and statement of cash flow on a consolidated and consolidating basis for the Company and its Subsidiaries in accordance with GAAP, and the notes thereto, with the consolidated statements certified by independent public accountants of recognized standing selected by the Company and satisfactory to the Required Lenders and (ii) a copy of the balance sheet, statement of earnings and statement of changes in cash flows of the GESCO Subsidiaries for such period, prepared in accordance with GAAP with sufficient detail (and, if available, the notes thereto) to enable the Lenders to compute the financial covenants provided for in this Agreement, certified to by the Company's chief financial officer or such other officer of the Company reasonably acceptable to the Administrative Agent;

          (c) within the periods provided in paragraphs (a) and (b) above, a certificate of an authorized financial officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth: (aa) the information and computations (in sufficient detail) required in order to compute the Leverage Ratio and to establish whether the Company was in compliance with the requirements of Sections 5.1, 8.10(l), 8.10(m), 8.11, 8.21, 8.22 and 8.23 hereof at the end of the period covered by the financial statements then being furnished, and (ab) to the best such officer's knowledge, whether there exists on the date of the certificate or existed at any time during the period covered by such financial statement any Default or Event of Default and, if any such condition or event exists on the date of the certificate or existed during such period, specifying the nature and period of existence thereof and the action the Company is taking, has taken or proposes to take with respect thereto;

          (d) promptly upon the filing thereof, copies of all registration statements, Form 10-K, Form 10-Q and Form 8-K reports and proxy statements which the Company or any of its Subsidiaries file with the Securities and Exchange Commission; and

          (e) promptly after knowledge thereof shall have come to the attention of any responsible officer of the Company, written notice of any threatened or pending litigation or governmental proceeding or assessment against the Company or any Subsidiary which is reasonably like to have a Material Adverse Effect or of any Event of Default.

     The Company will, and will cause each Subsidiary to, permit representatives of any Lender, upon reasonable notice and during normal business hours, to examine and make extracts from the books and records of the Company and its Subsidiaries and to examine their assets and access thereto shall be permitted for such purpose. The Administrative Agent and each Lender agree to maintain in confidence and not disclose to any Person any non-public information relating to the Company or its Subsidiaries made available to the Administrative Agent or such Lenders pursuant to this Section 8.5; provided that the Administrative Agent and each Lender may make such disclosures as are permitted by Section
12.16 hereof or as shall be required by law or to such Person's auditors or legal counsel who the Administrative Agent or such Lender, as applicable, agrees will maintain the information so disclosed in confidence. Upon notice from the Company, the Administrative Agent and the Lenders shall take such steps as may be reasonably requested by the Company to enable the Company or any Subsidiary to comply with the Foreign Ownership Control or Influence requirements of the United States Government imposed from time to time, provided that (i) nothing herein shall obligate the Administrative Agent or any Lender to take any action which would adversely affect the validity or enforceability of any of the Loan Documents or any rights or remedies of the Administrative Agent or the Lenders thereunder or of the Company's or any Guarantor's obligations thereunder and
(ii) neither the Administrative Agent nor any Lender shall be liable to the Company or any

Subsidiary as a result of any act or failure to act hereunder taken or omitted to be taken in good faith.

     Section 8.6. Compliance with Laws. The Company will, and will cause each Subsidiary to, comply with all laws, ordinances or governmental rules and regulations to which they are subject, including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA, and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which is reasonably likely to have a Material Adverse Effect or could reasonably be expected to result in any lien or charge upon any Property of the Company or any Subsidiary which is not a Permitted Lien.

     Section 8.7. Nature of Business. The Company will not, nor will it permit any Subsidiary to, engage in any business or activity if, as a result, the general nature of the business which would then be engaged in by the Company and its Subsidiaries taken as a whole would be substantially changed from Eligible Lines of Business existing as of the date of this Agreement.

     Section 8.8. Liens. The Company will not, nor will it permit any Restr icted Subsidiary to, pledge, mortgage or otherwise encumber or subject to, or permit to exist upon or be subjected to, any lien, security interest or charge upon, any assets or property of any kind or character at any time owned by the Company or any Restricted Subsidiary; provided, however, that nothing in this Section contained shall operate to prevent any of the following (collectively, "Permitted Liens"):

          (a) liens, pledges or deposits in connection with workmen's compensation, unemployment insurance, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than liens arising under ERISA), good faith deposits in connection with tenders, contracts or leases to which the Company or any of its Restricted Subsidiaries is a party or other deposits required to be made in the ordinary course of business and not in connection with borrowing money or obtaining advances or credit; provided in each case that the obligation or liability arises in the ordinary course of business and is not overdue, or if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor to the extent required by GAAP;

          (b) inchoate statutory, construction, common carrier's, materialmen's, landlord's, warehousemen's, mechanics, producers' or operator's liens securing obligations not overdue, or if overdue, being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor to the extent required by GAAP;

          (c) liens given to secure the payment of the purchase price or the financing thereof incurred in connection with the acquisition of fixed assets, including liens existing on such assets at the time of acquisition thereof, provided that (i) the lien shall attach solely to the property acquired or purchased and (ii) the indebtedness secured by such lien does not exceed 100% of the lesser of the cost or fair value of the property financed;

            (d) attachment or judgment liens individually or in the aggregate not in excess of $1,000,000 (exclusive of (i) any amounts that are duly bonded to the reasonable satisfaction of the Administrative Agent or (ii) any amount adequately covered by insurance as to which the insurance company has not disclaimed or disputed in writing its obligations for coverage or has not otherwise failed to pay when due);

            (e) liens for taxes, assessments or other governmental charges not yet due and payable or which are being diligently contested in good faith by the Company or its applicable Restricted Subsidiary by appropriate proceedings, provided that in any such case an adequate reserve is being maintained by the Company or such Restricted Subsidiary for the payment of same;

            (f) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

            (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

            (h) liens on assets owned by newly acquired Subsidiaries who become Restricted Subsidiaries hereunder existing at the time of acquisition and not incurred in contemplation of such acquisition;

            (i) liens described on Schedule 8.8 attached hereto, encumbering the assets noted thereon opposite the description of the indebtedness or obligation secured thereby;

            (j) liens securing indebtedness permitted by Section 8.9 hereof not to exceed $5,000,000 in the aggregate at any time; and

            (k) extensions and renewals of the foregoing Permitted Liens, provided that the aggregate amount of such liabilities secured by such extended or renewed lien is not increased and such extended or renewed liabilities secured by such lien are on terms and conditions no more restrictive than the terms and conditions of the same being extended or renewed.

     Section 8.9. Indebtedness. The Company will not, nor will it permit any Restricted Subsidiary to, issue, incur, assume, create, or have outstanding any indebtedness for borrowed money (including as such for all purposes of this Agreement any indebtedness representing the deferred purchase price of property (accounts payable for the purchase of goods on ordinary trade terms shall not be deemed indebtedness for the deferred purchase price of property for purposes of this Agreement), any liability in respect to banker's acceptances, any indebtedness, whether or not assumed, secured by liens on property acquired by the Company or any Restricted Subsidiary existing at the time of the acquisition thereof, and the liability of the Company or any Restricted

Subsidiary under any lease which should be capitalized under GAAP); provided, however, that the foregoing provisions shall not restrict nor operate to prevent:

          (a) with respect to the Company and the Guarantors, so long as the Company has and retains a Moody's Rating of Baa3 or higher or an S&P Rating of BBB- or higher:

               (i) any and all indebtedness owing to the Issuing Banks and the Lenders under the Loan Documents;

               (ii)   indebtedness described on Schedule 8.9 attached hereto;
          and

               (iii) any and all other indebtedness so long as at the time of, and after giving effect to, the incurrence of any such indebtedness no Default or Event of Default exists;

          (b) with respect to the Company and the Guarantors, at any time when clause (a) above is not in effect:

               (i) any and all indebtedness owing to the Issuing Banks and the Lenders under the Loan Documents;

               (ii)   purchase money indebtedness;

               (iii)  indebtedness described on Schedule 8.9 attached hereto;

               (iv) indebtedness arising from the issuance of letters of credit in the ordinary course of business;

               (v) indebtedness issued in accordance with clause (a) above outstanding at the time when clause (a) is no longer in effect as reduced from time to time by payments made thereon; and

               (vi) additional indebtedness not otherwise permitted by this clause (b) in an aggregate amount not to exceed $50,000,000 at any one time outstanding, provided that such amount shall be reduced (but not below zero) dollar-for-dollar by the amount of indebtedness permitted under clause (b)(v) above which exceeds $150,000,000;

          (c)  with respect to any Restricted Subsidiaries that are not
     Guarantors:

               (i)    purchase money indebtedness;

               (ii) indebtedness of any Restricted Subsidiary owing to the Company or any other Subsidiary arising in the ordinary course of business;

               (iii) indebtedness of any newly-acquired Restricted Subsidiary existing at the time of the acquisition and not incurred in contemplation of such acquisition;

               (iv)   indebtedness described on Schedule 8.9 attached hereto;

               (v) indebtedness arising from the issuance of letters of credit in the ordinary course of business;

               (vi)   Non-Recourse Debt of any Restricted Subsidiary; and

               (vii) indebtedness not otherwise permitted by this clause (c) aggregating not more than $10,000,000 at any one time outstanding.

     Section 8.10. Acquisitions, Investments, Loans, Advances and Guarantees. The Company will not, nor will it permit any Restricted Subsidiary to, directly or indirectly, make, retain or have outstanding any interest or investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets or business of any other Person, or guarantee any indebtedness, obligation or liability of any other Person or otherwise enter into any arrangement designed to assure another Person against loss or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing provisions shall not apply to nor operate to prevent:

          (a) investments by the Company or any Restricted Subsidiary in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within fifteen months from the date the same are acquired by the Company or such Restricted Subsidiary;

          (b) investments by the Company or any Restricted Subsidiary in certificates of deposit or time deposits issued by any Lender, or by any United States commercial bank having capital and surplus of not less than $100,000,000 and having a maturity of fifteen months or less;

          (c) investments by the Company or any Restricted Subsidiary in commercial paper maturing 270 days or less from the date of issuance which at the time of acquisition is rated A-2 or better by Standard & Poor's Ratings Services Group, a division of The McGraw-Hill Companies, Inc., and P-2 or better by Moody's Investors Service, Inc.;

          (d) investments by the Company or any Restricted Subsidiary in debt securities issued by U.S. corporations or states of the United States maturing within fifteen months from the date of acquisition thereof if at the time of acquisition the investment in question has a rating of not less than BBB from Standard & Poor's Ratings Services Group, a division of The McGraw-Hill Companies, Inc. and/or Baa2 from Moody's Investors Services, Inc.;

          (e) investments by the Company or any Restricted Subsidiary in preferred stock of any corporation organized under the laws of any state of the United States which is subject to a remarketing undertaking at intervals not exceeding fifteen months issued by any substantial broker and which is rated BBB or better by Standard & Poor's Ratings Services Group, a division of The McGraw-Hill Companies, Inc. and/or Baa2 or better by Moody's Investors Services, Inc.;

          (f) the Company's acquisition of the Acquired Assets on or about the date hereof in accordance with the terms and conditions described by the Company in its Rating Agency Presentation dated January 1999, and other Acquisitions with respect to which all of the following conditions have been satisfied: (i) the Acquisition is not a Hostile Acquisition, (ii) not less than 66 2/3% of both (i) the assets or (ii) historical Earnings Before Interest, Taxes, Depreciation and Amortization (computed for the Acquired Business) for the most recently completed fiscal year of the Acquired Business arise out of an Eligible Line of Business, (iii) after giving effect to the Acquisition, no Default or Event of Default shall exists, including with respect to the financial covenants contained in Section 8 of this Agreement on a pro forma basis, and (iv) if the Total Consideration paid in connection with the Acquisition equals or exceeds $50,000,000, then prior to consummating any such Acquisition the Company shall have notified the Administrative Agent and the Lenders in writing of the proposed Acquisition in reasonable detail (including sources and uses of funds therefor) and furnished to the Administrative Agent and the Lenders historic and pro forma financial information and compliance calculations reasonably satisfactory to the Required Lenders demonstrating no Default or Event of Default exists or, on a pro forma basis, would occur after giving effect to such transaction;

          (g) ordinary course of business investments in, directly or indirectly, joint ventures with other Persons formed to provide services in an Eligible Line of Business and loans and guaranties (made ratably with the other venturers) to such joint ventures;

          (h)  investments in, and loans and advances to, Restricted
     Subsidiaries;

          (i) one or more unsecured guaranties issued by the Company or any Restricted Subsidiary guaranteeing indebtedness and obligations of Blue Diamond outstanding from time to time in an aggregate principal not to exceed $6,000,000 at any one time;

          (j) the guaranties issued by the Guarantors pursuant to Section 11 hereof in favor of the Administrative Agent and the Lenders;

          (k) investments held by any Restricted Subsidiary acquired after the date of this Agreement existing at the time of its acquisition by the Company or other existing Restricted Subsidiary and not acquired by such Restricted Subsidiary in contemplation of such acquisition;

          (l) existing investments in, loans and advances to, and guaranties of the obligations of, Unrestricted Subsidiaries (excluding the GESCO Subsidiaries) and other Persons (other than Subsidiaries) that are engaged in an Eligible Line of Business and which investments, loans, advances and guaranties are disclosed on Schedule 8.10(l) attached hereto and made a part hereof; and additional investments in, loans and advances to, and guaranties of the obligations of, Unrestricted Subsidiaries (excluding the GESCO Subsidiaries except as provided in Section 8.10(m) below) and other Persons (other than Subsidiaries) that are engaged in an Eligible Line of Business not so disclosed on Schedule 8.10(l) provided that at the time of making any such additional investment, loan, advance or guaranty the aggregate amount of such additional investments, loans, advances, and guaranties, when taken together with the aggregate amount of Restricted Payments made after the date hereof, does not exceed the sum of (i) $75,000,000, plus (ii) 75% of the net cash proceeds received by the Company after the date hereof in connection with the sale of any of its capital stock, plus (iii) 100% of the net cash proceeds received by the Company after the date hereof in connection with the exercise of its convertible warrants outstanding on the date hereof, plus (or minus) (iv) 50% of Consolidated Net Income for the period from the date hereof through the date of the making of the relevant investment, loan, advance, or guaranty (measured as a single accounting period);

          (m)  existing investments in the GESCO Subsidiaries disclosed on
     Schedule 8.10(m) attached hereto; and additional investments in, and short-term loans and advances made by the Company in the ordinary course of its business to finance the working capital requirements of, the GESCO Subsidiaries, provided that (i) additional investments made after the date hereof by the Company in the GESCO Subsidiaries shall not exceed $30,000,000 in the aggregate during the term of this Agreement and (ii) additional investments made by the Company in, and short-term working capital loans and advances made by the Company in the ordinary course of its business to, the GESCO Subsidiaries shall not exceed $30,000,000 in the aggregate at any one time outstanding, except for such amounts in excess thereof which constitute short-term working capital loans and advances made by the Company in the ordinary course of its business to the GESCO Subsidiaries which are included in, and otherwise count against the limits provided for in, Section 8.10(l) above and the Company is in compliance with Section 8.10(l) after giving effect to any such loan or advance;

          (n) guaranties not otherwise permitted above existing on the date hereof described on, and supporting the obligations set forth on, Schedule 8.10(n) hereof;

          (o) performance guaranties supporting performance obligations of Subsidiaries arising under contracts in Eligible Lines of Business; and

          (p) other investments in, loans and advances to, and guaranties of the obligations of Persons (other than Subsidiaries) not otherwise permitted by this Section aggregating not more than $2,500,000 at any one time outstanding.

In determining the amount of investments, loans and advances permitted under this Section, investments shall always be taken at the original cost thereof, regardless of any subsequent appreciation (including retained earnings) or depreciation therein, and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

     Section 8.11. Dividends and Certain Other Restricted Payments. The Company will not declare or pay any dividends on any class of its capital stock (other than dividends payable solely in its capital stock) or directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock (each a "Restricted Payment" and collectively the "Restricted Payments"); provided that the Company may make Restricted Payments so long as (a) no Default or Event of Default then exists or would arise after giving effect thereto and (b) the amount of Restricted Payments, when taken together with the aggregate amount of Restricted Payments previously paid during the term of this Agreement, shall not exceed the sum of (i) $25,000,000, plus (ii) 50% of the net cash proceeds received by the Company after the date hereof in connection with the sale of any of its capital stock, plus (iii) 100% of the net cash proceeds received by the Company after the date hereof in connection with the exercise of its convertible warrants outstanding on the date hereof, plus (or minus) (iv) 25% of Consolidated Net Income for the period from the date hereof through the date of the payment of any such Restricted Payment (measured as a single accounting period).

     Section 8.12. Mergers. The Company will not, nor will it permit any Restricted Subsidiary to, consolidate or be a party to a merger with any other Person, except that so long as no Default or Event of Default has occurred and is continuing or would arise as a result thereof (i) any Restricted Subsidiary of the Company may merge with and into the Company if the Company is the surviving corporation and (ii) the Company or any Restricted Subsidiary may engage in a merger with another Person if the Company or such Restricted Subsidiary is the surviving corporation.

     Section 8.13. Sale of Assets. The Company will not, nor will it permit any Restricted Subsidiary to, sell, lease or otherwise dispose of all or any substantial part of its Property or assets (including any disposition of property as part of a sale and leaseback transaction, but excluding the leasing of Property by WCG Leasing, Inc., a Montana corporation, made in the ordinary course of its business) or in any event sell or discount, with or without recourse, any of its notes or accounts receivable; provided, that nothing contained therein shall prohibit (i) sales of inventory in the ordinary course of business; (ii) sales or dispositions of obsolete or worn out property disposed of in the ordinary course of business; (iii) sales of the assets of or equity interests in Pomeroy Corporation and Blue Diamond, and the assets of National Projects, Inc. constituting its Pro Builders division; and (iv) sales of other assets with a book value of less than $15,000,000 in the aggregate during any fiscal year.

     Section 8.14. Burdensome Contracts with Affiliates. The Company will not, nor will it permit any Restricted Subsidiary to, enter into or be a party to any contract or agreement with an Affiliate on terms and conditions materially less favorable to the Company or such Restricted Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other .

     Section 8.15. No Change in Fiscal Year. The Company will not, nor will it permit any Restricted Subsidiary to, change its fiscal year, provided that the Lenders shall not unreasonably withhold their consent to such a change if in connection therewith the provisions of this Agreement measuring covenant compliance with reference to fiscal periods are renegotiated in a manner reasonably acceptable to them.

     Section 8.16. Maintenance of Material Subsidiaries. The Company will not, nor will it permit any Subsidiary to, directly or indirectly, sell, transfer, or otherwise dispose of its equity interest in any Material Subsidiary.

     Section 8.17. No Restriction on Subsidiary Dividends. Neither the Company nor any Subsidiary (excluding majority-owned joint ventures referred to in Section 8.10(g) hereof) is a party to, nor will the Company or any Subsidiary (excluding majority-owned joint ventures referred to in Section 8.10(g) hereof) become a party to, any agreement prohibiting or otherwise restricting the declaration or payment of any dividends by any such Subsidiary.

     Section 8.18.  Year 2000 Assessment. The information contained in this
Section 8.18 is a Year 2000 Readiness Disclosure. The Company will take all actions it deems necessary and commit resources it deems adequate to assure that its electronic information and communication systems (and those of all Subsidiaries) are able to effectively process dates, including dates before, on and after January 1, 2000 without experiencing any Year 2000 Problem that could reasonably be expected to cause a Material Adverse Effect. At the request of the Administrative Agent, the Company will provide the Lenders with written assurances and substantiations (including, but not limited to, the results of internal or external audit reports otherwise prepared in the ordinary course of business) reasonably acceptable to the Administrative Agent as to the capability of the Company and its Subsidiaries to conduct its and their businesses and operations before, on and after January 1, 2000, without experiencing a Year 2000 Problem causing a Material Adverse Effect. Without request, the Company will provide the Administrative Agent and the Lenders a status report of its current Year 2000 Problems and a summary of its implementation plan and timeline therefor no later than June 30, 1999. The Company will promptly notify the Administrative Agent and the Lenders in the event the Company discovers or determines that any other Year 2000 Problem exists with respect to any computer application (including those of its suppliers and vendors) that could reasonably be expected to have a Material Adverse Effect.

     Section 8.19. Use of Loan Proceeds. The Company will use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.3 hereof.

     Section 8.20. Senior Debt. The Company will at all times ensure that (a) the claims of the Lenders in respect of the Obligations of the Company and the Guaranteed Obligations of the Guarantors will not be subordinate to, and will in all respects at least rank pari passu with, the claims of every other senior unsecured creditor of the Company and the relevant Guarantor, and (b) any indebtedness subordinated in any manner to the claims of any other senior unsecured creditor of the Company or the relevant Guarantor will be subordinated in a like manner to such claims of the Lenders.

     Section 8.21. Consolidated Debt/Total Capital Ratio. As of the last day of each fiscal quarter of the Company, the Company shall maintain the ratio of Consolidated Total Indebtedness to Consolidated Total Capital at not more than
 .5 to 1.0.

     Section 8.22. Leverage Ratio. As of the last day of each fiscal quarter of the Company ending during the periods specified below, the Company shall not permit the Leverage Ratio to be more than:

                                                            Leverage Ratio Shall
      From and Including            To and Including        more than:

       The date hereof              November 30, 2000               3.5 to 1.0

       December 1, 2000       and at all times thereafter          3.25 to 1.0


     Section 8.23. Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter of the Company ending during the periods specified below, the Company shall not permit the ratio of (a) the difference of (i) Earnings Before Interest, Taxes, Depreciation and Amortization for the four most recently completed fiscal quarters of the Company, minus (ii) Capital Expenditures of the Company and its Subsidiaries (excluding Capital Expenditures of the GESCO Subsidiaries) during the same four fiscal quarters to (b) Fixed Charges for the same four fiscal quarters then ended (the "Fixed Charge Coverage Ratio") to be less than:

                                                     Fixed Charge Coverage Ratio
     From and Including       To and Including       Shall not be less than:

      The date hereof        November 30, 1999                 1.75 to 1.0

      December 1, 1999   and at all times thereafter           2.00 to 1.0

; provided, however, for any fiscal quarter ending on or after December 1, 1999, so long as the Company has a Moody's Rating of Baa3 or higher or an S&P Rating of BBB- or higher, then the required Fixed Charge Coverage Ratio for the period then ended shall be reduced to 1.75 to 1.0.

     Section 8.24. Hazardous Materials Risk Management. The Company will, and will cause each Subsidiary to, assess and manage on an on-going basis the risks associated with the handling of Hazardous Materials in the ordinary course of business in a manner consistent with prudent business practices and similar to companies similarly situated and operating like businesses.

Section 9.     Events of Default and Remedies.

     Section 9.1. Any one or more of the following shall constitute an "Event of Default" hereunder:

               (a) default in the payment when due of any principal on any Note or Application, whether at the stated maturity thereof or at any other time provided for in this Agreement; or default in the payment when due of any interest on any Note or Application or fee, charge or other amount payable by the Company hereunder or under any other Loan Document and the continuance of such default for 2 Business Days after notice thereof to the Company from the Administrative Agent or any Lender;

               (b) default in the observance or performance of any covenant set forth in Sections 8.10, 8.11, 8.12 or 8.13 hereof;

               (c) default in the observance or performance of any other provision hereof or any of the other Loan Documents which is not remedied within 20 days after written notice thereof to the Company by the Administrative Agent or any Lender or by the holder of any Note;

               (d) default shall occur in the payment when due (whether by lapse of time, acceleration or otherwise) of any indebtedness (including as such all obligations included in Consolidated Total Indebtedness as such term is defined herein) aggregating in excess of $10,000,000 issued, assumed or guaranteed by the Company or any Subsidiary or any other event of default shall occur with respect to any such indebtedness beyond any period of grace provided therefor if the effect thereof is to permit the maturity of such indebtedness to be accelerated or to permit the holders thereof to elect a majority of the Board of Directors of the Company;

               (e) any representation or warranty made herein or in any of the other Loan Documents or in any statement or certificate furnished pursuant hereto or thereto, or in connection with any advance or issuance made hereunder or by any person in connection with the transactions contemplated hereby, proves untrue in any material respect as of the date of the issuance or making thereof, and shall not be made good within 30 days after notice thereof to the Company by the Administrative Agent;

               (f) any judgment or judgments, writ or writs or warrant or warrants or attachment, or any similar process or processes in an aggregate amount in excess of $15,000,000 more than the amount, if any, covered by insurance (as to which the insurer has not disclaimed or disputed in writing its obligations for coverage or otherwise failed to pay when due) shall be entered or filed against the Company or any Subsidiary or against any of the property or assets of any of them and remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

               (g) any event occurs or condition exists which is specified as an event of default under any of the other Loan Documents after the expiration of any applicable notice or grace periods;

               (h) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect, or any of the Loan Documents is declared to be null and void, or the Company or any Guarantor takes any action for the purpose of repudiating or rescinding any Loan Document executed by it or the obligations of such Person thereunder;

               (i) 50% or more of the issued and outstanding Voting Stock of the Company is owned or controlled, either legally or beneficially, by any Person or by any group of Persons affiliated with each other or acting in concert (Persons shall not be deemed to have acted in concert merely as a result of voting the same way or taking the same position if the decision to vote or to take a position were made independently and without prior consultation) other than Dennis R. Washington and/or his wife and/or his descendants and/or trusts or estates for the benefit of his wife and/or descendants;

               (j) the Company or any Material Subsidiary or any Material Foreign Subsidiary becomes insolvent or bankrupt or bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or laws for the relief of debtors are instituted against the Company or any Material Subsidiary or any Material Foreign Subsidiary and are not dismissed within 60 days after such institution or a decree or order of a court having jurisdiction in the premises for the appointment of a trustee or receiver or custodian for the Company or any Material Subsidiary or any Material Foreign Subsidiary or for the major part of any of their property is entered and the trustee or receiver or custodian appointed pursuant to such decree or order is not discharged within 60 days after such appointment; or

               (k) the Company or any Material Subsidiary or any Material Foreign Subsidiary shall institute bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or laws for the relief of debtors or shall consent to the institution of such proceedings against it by others or to the entry of any decree or order adjudging it bankrupt or insolvent or approving as filed any petition seeking reorganization under any bankruptcy or similar law or shall apply for or shall consent to the appointment of a receiver or trustee or custodian for it or for the major part of its property or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts as they mature or shall take any corporate action in contemplation or in furtherance of any of the foregoing purposes; or

               (l) any event occurs or condition exists which is specified as an "Event of Default" under the Five-Year Credit Agreement.

     Section 9.2. When any Event of Default described in subsections 9.1(a) to 9.1(i), both inclusive, or subsection 9.1(l) has occurred and is continuing, the Administrative Agent may (and shall, upon request of the Required Lenders), by notice to the Company, take any or all of the following actions:

          (a) terminate the obligation of the Lenders to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice (such termination shall be effective upon verbal notification, the Administrative Agent hereby agreeing to provide written notification thereof to the Company as soon as practical thereafter);

          (b) declare the principal of and the accrued interest on the Notes to be forthwith due and payable and thereupon the Notes, including both principal and interest, and all fees, charges, commissions and other Obligations payable under the Loan Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and

          (c) enforce any and all rights and remedies available under the Loan Documents or applicable law.

    Section 9.3.  When any Event of Default described in subsections 9.1(j) or
(k) has occurred and is continuing, then (a) the then unpaid balance of the Notes, including both principal and interest, and all fees, charges, commissions and other Obligations payable under the Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, (b) the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately and automatically terminate, and (c) the Administrative Agent may exercise all remedies available to it under the Loan Documents or applicable law.

SECTION 10.  THE ADMINISTRATIVE AGENT AND ISSUING BANKS.

    Section 10.1. Appointment and Authorization. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers hereunder and under the Loan Documents as are designated to the Administrative Agent by the terms hereof and thereof together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, the Company or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any Lenders except as expressly set forth herein. The Administrative Agent may resign at any time by sending 20 days prior written notice to the Company and the Lenders and may be removed by the Required Lenders upon 20 days prior written notice to the Company and the Lenders. In the event of any such resignation or removal the Required Lenders may appoint a new agent, which shall succeed to all the rights, powers and duties of the Administrative Agent hereunder and under the Loan Documents, such new Administrative Agent to be subject to the reasonable consent of the Company unless a Default or Event of Default has occurred and is continuing. Any resigning or removed Administrative Agent shall be entitled to the benefit of all the protective provisions hereof with respect to its acts as an agent hereunder, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns or is removed and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and (i) the Company shall be directed to make all payments due each Lender hereunder directly to such Lender and (ii) the Administrative Agent's rights in the Loan Documents shall be assigned without representation, recourse or warranty to the Lenders as their interests may appear.

     Section 10.2. Rights as a Lender. The Administrative Agent has and reserves all of the rights, powers and duties hereunder and under the other Loan Documents as any Lender may have and may exercise the same as though it were not the Administrative Agent and the terms "Lender" or "Lenders" as used herein and in all of such documents shall, unless the context otherwise expressly indicates, include the Administrative Agent in its individual capacity as a Lender. The Administrative Agent reserves the right to engage in other business transactions with the Company, the Subsidiaries and their Affiliates.

     Section 10.3. Standard of Care. The Lenders acknowledge that they have received and approved copies of the Loan Documents, and such other information and documents concerning the transactions contemplated and financed hereby as they have requested to receive and/or review. The Administrative Agent makes no representations or warranties of any kind or character to the Lenders with respect to the validity, enforceability, genuineness, perfection, value, worth or collectibility hereof or of the other Loan Documents or of the liens, if any, provided for thereby or of any other documents called for hereby or thereby or of the collateral, if any. The Administrative Agent need not verify the worth or existence of any collateral, or any other Property, and may rely exclusively on reports provided by the Company. The Lenders agree that neither the Administrative Agent nor any director, officer employee, agent or representative thereof (including any security trustee therefor) shall in any event be liable for any clerical errors or errors in judgment, inadvertence or oversight, or for action taken or omitted to be taken by it or them hereunder or under the Loan Documents or in connection herewith or therewith except for its or their own gross negligence or willful misconduct. The Administrative Agent shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, certificate, warranty, instruction or statement (oral or written) of anyone (including anyone in good faith believed by it to be authorized to act on behalf of the Company), unless it has actual knowledge of the untruthfulness of same. The Administrative Agent agrees to use the same care in protecting the interests of the Lenders in the Loans as it uses for similar loans or extensions of credit held by it solely for its own account. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists, absent actual knowledge thereof, unless notified to the contrary by a Lender. The Administrative Agent shall in all events be fully protected in acting or failing to act in accord with the instructions of the Required Lenders. Upon the occurrence of an Event of Default hereunder, the Administrative Agent shall take such action with respect to the enforcement of its rights and remedies hereunder and under any collateral and the preservation and protection thereof as it shall be directed to take by the Required Lenders (and shall consult with the Lenders as to actions to be taken) but unless and until the Required Lenders have given such direction the Administrative Agent shall take or refrain from taking such actions as it deems appropriate and in the best of interest of all Lenders. The Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent may treat the owner of any Note as the holder thereof until written notice of transfer shall have been filed with it as provided in Section 12.12 hereof signed by such owner in form satisfactory to the Administrative Agent. Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender and based upon such information, investigations and inquiries as it deems appropriate made its own credit analysis and decision to extend credit to the Company. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Company and each Subsidiary and the Administrative Agent shall have no liability to any Lender with respect thereto.

     Section 10.4. Costs and Expenses. Each Lender agrees to reimburse the Administrative Agent for all out-of-pocket costs and expenses suffered or incurred by the Administrative Agent or any security trustee in performing its duties hereunder and under the other Loan Documents or in the exercise of any right or power imposed or conferred upon the Administrative Agent hereby or thereby, to the extent that the Administrative Agent is not promptly reimbursed for same by the Company or out of any collateral, all such costs and expenses to be borne by the Lenders ratably in accordance with the amounts of their respective Commitments.

     Section 10.5. Indemnity. The Lenders shall ratably indemnify and hold the Administrative Agent, and each of its directors, officers, employees, agents or representatives (including as such any security trustee therefor), harmless from and against any liabilities, losses, costs or expenses suffered or incurred by them under this Agreement or any of the other Loan Documents or in connection with the transactions contemplated hereby or thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Company or out of any collateral and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified.

     Section 10.6. Designation of Additional Agent. The Administrative Agent shall have the continuing right, for purposes hereof, at any time or from time to time to designate one or more Lenders (and/or its or their Affiliates) as "Documentation Agents," "Lead Arrangers, Book Managers, Syndication Agents," and "Arrangers" or otherwise for purposes hereto, but such designations shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties, or responsibilities as a result thereof.

SECTION 11.  GUARANTY.

     Section 11.1. The Guaranty. To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to the Company by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Guarantor hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and each other holder of any of the Notes, the due and punctual payment of all present and future indebtedness of the Company evidenced by or arising out of the Loan Documents, including, but not limited to, the due and punctual payment of principal of and interest on the Notes and the due and punctual payment of all other Obligations now or hereafter owed by the Company under the Loan Documents as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, according to the terms hereof and thereof (the "Guaranteed Obligations"). In case of failure by the Company punctually to pay any indebtedness or other obligations guaranteed hereby (after giving effect to any applicable cure periods), each Guarantor hereby unconditionally agrees jointly and severally to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, and as if such payment were made by the Company.

   Section 11.2. Guarantee Unconditional. The obligations of each Guarantor as a guarantor under this Section 11 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

          (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

          (b) any modification or amendment of or supplement to this Agreement or any other Loan Document;

          (c) any change in the existence, structure or ownership of, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting, the Company, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Company or of any other guarantor contained in any Loan Document;

          (d) the existence of any claim, set-off or other rights which the Company or any other guarantor may have at any time against the Administrative Agent, any Lender or any other Person, whether or not arising in connection herewith;

          (e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Company, any other guarantor or any other Person or Property;

          (f) any application of any sums by whomsoever paid or howsoever realized to any obligation of the Company, regardless of what obligations of the Company remain unpaid;

          (g) any invalidity or unenforceability relating to or against the Company or any other guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Company or any other guarantor of the principal of or interest on any Note or any other amount payable under the Loan Documents; or

          (h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 11.

     Section 11.3. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor's obligations under this Section 11 shall remain in full force and effect until the Commitments are terminated, and the principal of and interest on the Notes and all other amounts payable by the Company under this Agreement and all other Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any other amount payable by the Company under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or of any guarantor, or otherwise, each Guarantor's obligations under this Section 11 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

     Section 11.4. Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Guaranteed Obligations shall have been paid in full subsequent to the termination of all the Commitments. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Guaranteed Obligations and all other amounts payable by the Company hereunder and the other Loan Documents and (y) the termination of the Commitments, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders or be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

     Section 11.5. Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender or any other Person against the Company, another guarantor or any other Person.

     Section 11.6. Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against any Guarantor under this Section 11 shall not exceed $1.00 less than the lowest amount which would render such Guarantor's obligations under this Section 11 void or voidable under applicable law, including without limitation fraudulent conveyance law.

     Section 11.7. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents shall nonetheless be payable jointly and severally by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

SECTION 12. MISCELLANEOUS.

     Section 12.1. Waiver of Rights. No delay or failure on the part of any Lender or the holder or holders of any Note in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise thereof or the exercise of any other power or right preclude any other right or the further exercise of any other rights. The rights and remedies hereunder of the Company, the Administrative Agent, the

Lenders and of the holder or holders of any Note are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

     Section 12.2. Non-Business Day. If any payment of principal shall fall due on a day which is not a Business Day, interest at the rate such principal bears for the period prior to maturity shall continue to accrue on such principal from the stated due date thereof to and including the next succeeding Business Day on which the same is payable.

     Section 12.3. Documentary Taxes. The Company agrees to pay any documentary, stamp or similar taxes payable in respect to this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

     Section 12.4. Survival of Representations. All representations and warranties made in the Loan Documents or pursuant thereto or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and of the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

     Section 12.5. Set-off Sharing. Each Lender agrees with each other Lender a party hereto that in the event such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on or in respect of any Note or other Obligation outstanding under this Agreement in excess of its ratable share of payments on all Notes and other Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Notes or other Obligations held by each such other Lender (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

     Section 12.6. Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Company given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to the Lenders and the Administrative Agent shall be addressed to their respective addresses or telecopier numbers set forth on the signature pages hereof, and to the Company to:

                    Morrison Knudsen Corporation
                    720 Park Boulevard
                    Boise, Idaho  83712
                    Attention:  Vice President and Treasurer
                    Telephone:  (208) 386-5887
                    Telecopy:   (208) 386-0220

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or on the signature pages hereof and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or on the signature pages hereof; provided that any notice given pursuant to Sections 2 and 3 hereof shall be effective only upon receipt.

     Section 12.7. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties on different counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

     Section 12.8. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Administrative Agent, the Lead Arrangers, Book Managers, and Syndication Agents, the Documentation Agent and the Lenders and their respective successors and assigns permitted pursuant to Section 12.12 hereof, including any subsequent holder of any Note. The Company may not assign its rights or obligations hereunder without the prior written consent of the Lenders.

     Section 12.9. Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made by such Lender at any time and from time to time to one or more other financial institutions, provided that no such participant shall have any rights under this Agreement or any other Loan Document (the participant's rights against the Lender granting its participation to be those set forth in the participation agreement between the participant and such Lender); provided, further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other loan Document except to the extent such amendment or waiver would extend the final scheduled maturity of Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment or of a mandatory prepayment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof.

Each such Lender selling a participation shall be entitled to the benefits of Sections 2.3(d), 3 and 4.9 hereof to the extent such Lender would have been so entitled had no such participation been sold.

     Section 12.10. Costs and Expenses. The Company agrees to pay within 10 days of demand all reasonable costs and expenses of the Administrative Agent, Lead Arrangers, Book Managers, and Syndication Agents and Documentation Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated. The Company further agrees to indemnify the Administrative Agent, Lead Arrangers, Book Managers, and Syndication Agents, Documentation Agent, each Lender, and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Company, upon demand by the Administrative Agent, Lead Arrangers, Book Managers, and Syndication Agents, Documentation Agent or a Lender at any time, shall reimburse the Agent, Lead Arrangers, Book Managers, and Syndication Agents, Documentation Agent or such Lender for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Company under this Section shall survive the termination of this Agreement.

     Section 12.11. Construction. The parties hereto acknowledge and agree that this Agreement shall not be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of this Agreement.

     Section 12.12. Assignments. (a) Each Lender may, from time to time, with the consent of the Administrative Agent and the Documentation Agent and, so long as no Event of Default exists, the Company, which consent will not be unreasonably withheld, assign to other financial institutions part of the indebtedness evidenced by the Notes then owned by it together with an equivalent proportion of its obligation to make Loans hereunder pursuant to written agreements executed by the assignor, the assignees, the Administrative Agent, the Documentation Agent and, so long as no Event of Default exists, the Company, which agreements shall specify in each instance the portion of the indebtedness evidenced by the Notes which is to be assigned to each such assignee and the portion of the Commitment of the assignor to be assumed by it and shall be substantially in the form attached hereto as Exhibit D (the "Assignment Agreements"); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender's rights and obligations under this Agreement and the assignment shall cover the same percentage of such Lender's Commitment, Loans and Note; (ii) unless the Administrative Agent, the Documentation Agent and the Company otherwise consent, the aggregate amount of the Commitment, Loans and Note of the assigning Lender being assigned pursuant to each such Assignment Agreement (determined as of the effective date of the relevant Assignment Agreement) shall in no event be less than $2,000,000 and, unless the assigning Lender shall have assigned all of its Commitment, Loans and Note, the aggregate amount of the Commitment, Loans, and Note retained by the assigning Lender shall in no event be less than $2,000,000; and (iii) the assigning Lender must pay to the Administrative Agent a processing and recordation fee of $3,500 and any out-of-pocket attorney's fees and expenses incurred by the Administrative Agent in connection with each such Assignment Agreement. Upon the execution of each Assignment Agreement by the assignor, the assignee, the Administrative Agent, the Documentation Agent and, if applicable, the Company (i) such assignee shall thereupon become a "Lender" for all purposes of this Agreement with a Commitment in the amount set forth in such Assignment Agreement (and Exhibit A hereto shall be deemed amended to reflect the aggregate Commitments of the Lenders after giving effect thereto) and with all the rights, powers and obligations afforded a Lender hereunder, provided that the assigning Lender shall retain the benefit of all indemnities of the Company with respect to matters arising prior to the effective date of such Assignment Agreement, which shall survive and inure to the benefit of the assigning Lender, (ii) such assigning Lender shall have no further liability for funding the portion of its Commitment assumed by such other Lender and (iii) the address for notices to such Lender shall be as specified in the Assignment Agreement executed by it. Concurrently with the execution and delivery of such Assignment Agreement by the assignor, the assignee, the Administrative Agent, the Documentation Agent and, if applicable, the Company shall execute and deliver a Note to the assignee Lender in the amount of its Commitment and a new Note to such assigning Lender in the amount of its Commitment after giving effect to the reduction occasioned by such assignment, all such notes to constitute "Notes" for all purposes of this Agreement.

     (b) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

   Section 12.13. Amendments.  Any provision of this Agreement or the other
Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Company, (b) the Required Lenders, and (c) if the rights or duties of the Administration Agent or an Issuing Bank are affected thereby, the Administration Agent or such Issuing Bank, as applicable; provided that:

          (i) no amendment or waiver pursuant to this Section 12.13 shall (A) increase any Commitment of any Lender without the consent of such Lender or
     (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan hereunder; and

          (ii) no amendment or waiver pursuant to this Section 12.13 shall, unless signed by each Lender, increase the aggregate Commitments hereunder (exclusive of increases permitted by Section 4.10 hereof), change the definitions of Termination Date or Required Lenders, change the provisions of this Section 12.13, Section 7, or Section 9, release any Guarantor, or affect the number of Lenders required to take any action hereunder or under any other Loan Document;

it being understood that waivers or modifications of covenants, Defaults or Events of Default (other than those set forth in Section 9.1(j) and (k) hereof) or of a mandatory reduction in the Commitments or of a mandatory prepayment may be made at the discretion of the Required Lenders and shall not constitute an increase of the Commitment of any Lender, and that any resulting increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender, and any waiver of applicability of any post-default increase in interest rates may be made at the discretion of the Required Lenders.

   Section 12.14. Entire Agreement. This Agreement and the Loan Documents constitute the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

   Section 12.15. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

   Section 12.16. Confidentiality. (a) Any information disclosed by the Company or any of its Subsidiaries to the Administrative Agent or any of the Lenders shall be used solely for purposes of this Agreement and for the purpose of determining whether or not to extend other credit or financial accommodations to the Company or its Subsidiaries and, if such information is not otherwise in the public domain, shall not be disclosed by the Administrative Agent or such Lender to any other Person except (i) to its independent accountants and legal counsel (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) pursuant to statutory and regulatory requirements, (iii) pursuant to any mandatory court order, subpoena or other legal process, (iv) to the Administrative Agent or any other Lender,
(v) pursuant to any agreement heretofore or hereafter made between such Lender and the Company which permits such disclosure, (vi) in connection with the exercise of any right or remedy under the Loan Documents, provided that such Lender or the Administrative Agent, as applicable, shall give the Company prior written notice of any such disclosure or (vii) subject to an agreement containing provisions substantially the same as those of this Section, to any participant in or assignee of, or prospective participant in or assignee of, any obligation or Commitment.

     (b) The Administrative Agent and the Lenders acknowledge that the Company and its Subsidiaries perform classified contracts funded by and/or for the benefit of the United States Government and, accordingly, neither the Company nor any Subsidiary will be obligated to release, disclose or otherwise make available to the Administrative Agent or any Lender any classified or special nuclear material to any parties not in possession of a valid security clearance and authorized by the appropriate agency of the United States Government to receive such material. The Administrative Agent and the Lenders agree that in connection with any exercise of a right or remedy the United States Government may remove classified information or government-issued property prior to any remedial action implicating such classified information or government-issued property. Upon notice from the Company, the Administrative Agent and the Lenders shall take such steps in accordance with this Agreement as may be reasonably requested by the Company to enable the Company or any Subsidiary to comply with the Foreign Ownership Control or Influence requirements of the United States Government imposed from time to time.

          Section 12.17. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other Obligations outstanding under this Agreement or any other Loan Document ("Excess Interest"). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control; (b) neither the Company nor any guarantor or endorser shall be obligated to pay any Excess Interest; (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Loans hereunder, accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law) and any other Obligations, or all of the foregoing; (ii) refunded to the Company, or (iii) any combination of the foregoing; (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws, and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate; and (e) neither the Company nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest.

          Section 12.18. Lender's Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

          Section 12.19. Governing Law. This Agreement and the Notes, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the laws of the State of Illinois, without regard to principles of conflicts of laws.

          Section 12.20.  Submission to Jurisdiction; Waiver of Jury Trial.
The Company and each Guarantor hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Company and each

Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE COMPANY, THE GUARANTORS, THE ADMINISTRATION AGENT, THE LEAD ARRANGERS, BOOK MANAGERS, AND SYNDICATION AGENTS, THE DOCUMENTATION AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

                          [SIGNATURE PAGES TO FOLLOW]

     This Agreement is entered into between us for the purposes hereinabove set forth as of the date first above written.

                           "COMPANY"

                           MORRISON KNUDSEN CORPORATION, a Delaware corporation

                           By /s/
                              _____________________________________
                             Name _________________________________
                             Title ________________________________

                           "GUARANTORS"

                           MORRISON KNUDSEN CORPORATION, an Ohio corporation

                           By /s/
                              _____________________________________
                             Name _________________________________
                             Title ________________________________

                           WASHINGTON CONTRACTORS GROUP, INC., a
                             Montana corporation

                           By /s/
                              _____________________________________
                             Name _________________________________
                             Title ________________________________

                           BANK OF MONTREAL, individually as a Lender
                             and as Administrative Agent and as a
                             Lead Arranger, Book Manager and Syndication
                             Agent

                           By /s/__________________________________
                             Name _________________________________
                             Title ________________________________

                           Mailing Address:

                           Los Angeles Representative Office
                           601 South Figueroa Street, Suite 4900
                           Los Angeles, California 90017
                           Attention: Director
                           Telephone:  (213) 239-0635
                           Telecopy:  (213) 239-0680

                           LENDING OFFICE:

                           Bank of Montreal
                           115 South LaSalle Street
                           Chicago, Illinois 60603
                           Attention: Manager-Loan Operations
                           Telephone:  (312) 750-3827
                           Telecopy:  (312) 750-3456

                           BANK OF AMERICA NATIONAL TRUST AND
                             SAVINGS ASSOCIATION, individually as a Lender and as

                           By /s/
                              _____________________________
                                     Robert W. Troutman
                                     Managing Director

                           Mailing Address:

                           Bank of America National Trust & Savings
                             Association
                           555 S. Flower Street -- 11th Floor

                           Credit Products #5618
                           Los Angles, California  90071
                           Attention:  Charlie Lilygren
                           Telephone:  (213) 228-2636
                           Telecopy:  (213) 623-1959

                           LENDING OFFICE:

                           Bank of America National Trust & Savings
                             Association
                           1850 Gateway Boulevard
                           Global Client Services #5693
                           Concord, California  94520
                           Attention:  Paula Steeves
                           Telephone:  (925) 675-7347
                           Telecopy:  (925) 675-7531

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

                           NATIONSBANC MONTGOMERY SECURITIES LLC,
                             as a Lead Arranger, Book Manager and
                             Syndication Agent

                           By /s/
                              _____________________________
                                        William M. Lau
                                       Managing Director

                           Mailing Address:

                           NationsBanc Montgomery Securities LLC
                           555 California Street --12th Floor
                           San Francisco, California  94104
                           Attention:  William M. Lau
                           Telephone:  (415) 953-4143
                           Telecopy:  (415) 953-1873

                            EXHIBITS AND SCHEDULES


     THE REGISTRANT AGREES TO PROVIDE THE SECURITIES AND EXCHANGE COMMISSION, UPON REQUEST, WITH COPIES OF THE EXHIBITS AND SCHEDULES HERETO.

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